Exhibit 2.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. “[***]” INDICATES THAT INFORMATION HAS BEEN REDACTED.

ASSET PURCHASE AGREEMENT

dated as of

September 1, 2021

between

ANLIN INDUSTRIES

and

Western Window Holding LLC

and

pgt innovations, inc.

TABLE OF CONTENTS

Page

Article 1
Definitions

Section 1.01.	Definitions1
Section 1.02.	Other Definitional and Interpretative Provisions13

Article 2
Purchase and Sale

Section 2.01.	Purchased Assets14
Section 2.02.	Excluded Assets16
Section 2.03.	Assumed Liabilities16
Section 2.04.	Excluded Liabilities17
Section 2.05.	Assignment of Contracts and Rights19
Section 2.06.	Purchase Price; Allocation of Purchase Price19
Section 2.07.	Closing; Closing Deliverables20
Section 2.08.	Estimate Certificate22
Section 2.09.	Closing Certificate22
Section 2.10.	Post-Closing Adjustment of Cash Consideration24
Section 2.11.	Proceedings at Closing24
Section 2.12.	Earn-Out Amounts24
Section 2.13.	Withholding26
Section 2.14.	Accounts Receivable26

Article 3
Representations and Warranties of Seller

Section 3.01.	Existence and Power26
Section 3.02.	Authorization27
Section 3.03.	Governmental Authorization27
Section 3.04.	Noncontravention27
Section 3.05.	Financial Statements27
Section 3.06.	Inventory28
Section 3.07.	Receivables28
Section 3.08.	No Undisclosed Material Liabilities28
Section 3.09.	Absence of Certain Changes29
Section 3.10.	Contracts29
Section 3.11.	Customers and Suppliers31
Section 3.12.	Litigation31
Section 3.13.	Compliance with Laws and Court Orders32
Section 3.14.	Products32
Section 3.15.	Trade Allowances33
Section 3.16.	Properties33
Section 3.17.	Intellectual Property34

Section 3.18.	Licenses and Permits36
Section 3.19.	Finders’ Fees36
Section 3.20.	Insurance Coverage36
Section 3.21.	Employees37
Section 3.22.	Labor Matters37
Section 3.23.	Employee Benefit Plans38
Section 3.24.	Tax Matters40
Section 3.25.	Environmental Compliance40
Section 3.26.	Related Party Transactions41
Section 3.27.	Anti-Corruption Laws; Sanctions; Export Control Laws41
Section 3.28.	Indebtedness42
Section 3.29.	PPP Loan43
Section 3.30.	Solvency43
Section 3.31.	Exclusivity of Representations44

Article 4
Representations and Warranties of Buyer and Guarantor

Section 4.01.	Existence and Power44
Section 4.02.	Authorization44
Section 4.03.	Governmental Authorization44
Section 4.04.	Noncontravention45
Section 4.05.	Finders’ Fees45
Section 4.06.	Exclusivity of Representations45
Section 4.07.	Financing45
Section 4.08.	Buyer’s Reliance46

Article 5
Covenants of Seller

Section 5.01.	Conduct of the Business46
Section 5.02.	Access to Information49
Section 5.03.	Cooperation Regarding Release of Liens49
Section 5.04.	Other Offers50
Section 5.05.	Confidentiality50
Section 5.06.	Noncompetition; Nonsolicitation50
Section 5.07.	Certain Insurance Matters52
Section 5.08.	Excluded Liabilities52
Section 5.09.	Financing52
Section 5.10.	Minimum Existence and Minimum Cash Balance54
Section 5.11.	Data Room54

Article 6
Covenants of Buyer

Section 6.01.	Access55
Section 6.02.	R&W Insurance Policy55

Section 6.03.	Financing55

Article 7
Covenants of the Parties

Section 7.01.	Reasonable Commercial Efforts; Further Assurances57
Section 7.02.	Certain Filings and Third-Party Consents58
Section 7.03.	Public Announcements58
Section 7.04.	Notice of Certain Events59
Section 7.05.	Wrong Pockets59
Section 7.06.	Delivery of Post-Closing Correspondence59

Article 8
Tax Matters

Section 8.01.	Tax Cooperation59
Section 8.02.	Allocation of Taxes with Respect to Purchased Assets60
Section 8.03.	Transfer Taxes60
Section 8.04.	Payment of Taxes60

Article 9
Employee Benefits

Section 9.01.	Employees and Offers of Employment60
Section 9.02.	Necessary Action and Cooperation63
Section 9.03.	No Third-Party Beneficiaries63

Article 10
Conditions to Closing

Section 10.01.	Conditions to Obligations of Buyer63
Section 10.02.	Conditions to Obligations of Seller64

Article 11
Indemnification

Section 11.01.	Survival65
Section 11.02.	Indemnification65
Section 11.03.	Third-Party Claim Procedures66
Section 11.04.	Direct Claim Procedures68
Section 11.05.	Calculation of Damages68
Section 11.06.	Mitigation68
Section 11.07.	Exclusive Remedy68
Section 11.08.	Tax Treatment of Indemnification68

Article 12
Termination

Section 12.01.	Grounds for Termination69
Section 12.02.	Effect of Termination69

Article 13
Miscellaneous

Section 13.01.	Notices69
Section 13.02.	Amendments and Waivers71
Section 13.03.	Disclosure Schedule References71
Section 13.04.	Expenses71
Section 13.05.	Successors and Assigns71
Section 13.06.	GOVERNING LAW72
Section 13.07.	Jurisdiction72
Section 13.08.	WAIVER OF JURY TRIAL72
Section 13.09.	Counterparts; Effectiveness; Third-Party Beneficiaries73
Section 13.10.	Entire Agreement73
Section 13.11.	Severability73
Section 13.12.	Specific Performance73
Section 13.13.	Seller Release74
Section 13.14.	Guaranty74

Exhibits

Exhibit AForm of Assignment and Assumption Agreement

Exhibit BForm of Escrow Agreement

Exhibit CLegal Description of the Clovis Facility

Schedule

Schedule I – Illustrative Working Capital Calculation

Schedule X – EBITDA

Seller Disclosure Schedule

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of September 1, 2021, by and between Western Window Holding LLC, a Delaware limited liability company (“Buyer”), PGT Innovations, Inc., a Delaware corporation (“Guarantor”), and Anlin Industries, a California corporation (“Seller” and together with Buyer and Guarantor, the “Parties”).

W I T N E S S E T H :

WHEREAS, Seller owns the Purchased Assets and operates the Business;

WHEREAS, Buyer desires to purchase the Purchased Assets and to assume the Assumed Liabilities from Seller, and Seller wishes to sell the Purchased Assets and transfer the Assumed Liabilities to Buyer, upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, concurrently with the execution and delivery of and as inducement and condition to Buyer’s willingness to enter into this Agreement, Buyer or one of its Affiliates, on the one hand, and each Key Employee, on the other hand, have entered into an employment or similar agreement, effective as of and contingent upon the Closing, that governs such Key Employee’s services to the Business following the Closing;

WHEREAS, prior to or concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to Buyer’s execution of this Agreement, Seller has delivered to Buyer support agreements (each a “Support Agreement”) from certain shareholders of Seller; and

WHEREAS, in accordance with Applicable Law and Seller’s Governing Documents, the board of directors and shareholders of Seller have unanimously authorized this Agreement and the transactions contemplated hereby and have taken all such other actions as may be required thereunder to approve the transactions contemplated by this Agreement and the Transaction Documents.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1
Definitions

Section 1.01.Definitions.  (a) The following terms, as used herein, have the following meanings:

“Accounting Principles” means (i) the accounting principles, practices and methodologies set forth on Section 1.01(a) of the Seller Disclosure Schedule, and (ii) to the extent not inconsistent with clause (i), GAAP and, to the extent consistent with GAAP, the accounting principles, practices and methodologies used in the preparation of the most recent Financial Statements.

“Action” means any claim or counterclaim, hearing, audit, action, investigation, suit, litigation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), arbitral action or criminal prosecution.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, whether now or in the future; provided that neither Buyer, nor any of its Subsidiaries or parent or holding companies shall be considered Affiliates of Seller or any of Seller’s other Affiliates, and vice versa.  For purposes of this definition, “control” when used with respect to any Person means the power, directly or indirectly, to direct the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state, national or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order or other similar requirement enacted, adopted, promulgated, enforced or applied by a Governmental Authority that is binding upon or applicable to such Person or its properties.

“Assigned Contract” means the Contracts listed on Section 1.01(a) of the Seller Disclosure Schedule.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement to be entered into at the Closing, substantially in the form attached hereto as Exhibit A.

“Balance Sheet” means the reviewed balance sheet of Seller as of December 31, 2020.

“Balance Sheet Date” means July 31, 2021.

“Business” means the business, as operated by Seller as of the date hereof, of manufacturing vinyl windows and doors for the replacement market and the new construction market, and all activities conducted in connection therewith.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Business IT Assets” means any and all IT Assets owned by, or licensed or leased to (or purported to be owned by or licensed or leased to) Seller and are used or held for use in the Business.

“Business Licensed Intellectual Property Rights” means any and all Intellectual Property Rights owned by a third party that are licensed or sublicensed (or are purported to be licensed or sublicensed), or for which such third party has granted a covenant not to sue (or purported to have granted a covenant not to sue), to Seller and are used or held for use in the Business.

“Business Owned Intellectual Property Rights” means any and all Intellectual Property Rights that are owned or purported to be owned by Seller and are used or held for use in the Business.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020.

“Cash” means cash and cash equivalents, including certificates of deposit, bank deposits, negotiable instruments, security deposits, marketable securities and other short-term, highly liquid investments that are readily convertible to known amounts of cash.

“Closing Date” means the date of the Closing.

“Closing Working Capital” means, as of immediately prior to the Closing, (i) the sum of the amount of all current assets of Seller (other than Excluded Assets) immediately prior to the Closing, minus (i) the sum of the amount of all current liabilities of Seller (other than Excluded Liabilities), in each case of (i) and (ii), (x) determined in accordance with the Accounting Principles and (y) solely reflecting the categories and line items of current assets and current liabilities included in the Illustrative Working Capital Calculation.

“Clovis Deed” means a deed conveying valid and defensible fee simple title to the Clovis Facility in form and substance reasonably acceptable to the Buyer subject only to Permitted Liens.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means any written or oral collective bargaining agreement, memorandum of understanding or other contractual obligation between Seller (or any Affiliate thereof) and any labor organization, works council or other similar authorized employee representative representing any Service Provider.

“Competitive Business” means any business that conducts activities competitive with, or similar to, the Business.

“Contract” means any contract, agreement, commitment, lease, sublease, license, sublicense, subcontract, sale or purchase order, indenture, note, bond, loan, mortgage, deed of trust, instrument or any other arrangement or undertaking of any nature, whether written or oral, including any exhibits, annexes, appendices or attachments thereto, and any amendments, modifications, supplements, extension or renewals thereto.

“Customer Deposits Amount” means the aggregate amount of all payments received by Seller from any customer of the Business in the form of a deposit, calculated in accordance with the Accounting Principles.

“Debt Financing Sources” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with the Debt Financing, including the Debt Commitment Letter, and the parties to any joinder agreements or any definitive documentation entered pursuant thereto or relating thereto.

“Debt Financing Source Related Parties” means the Debt Financing Sources, together with their respective Affiliates and their and their respective Affiliates’ former, current and future officers, directors, employees, agents and representatives and their respective successors and assigns.

“Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity, equity-based or phantom equity compensation or other forms of incentive or deferred compensation, vacation benefits, medical, dental, vision or prescription benefits (including any self-insured arrangements), fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits, in each case whether or not written that is (x) sponsored, maintained, administered, contributed to or entered into by Seller (or any Affiliate thereof) for the current or future benefit of any Service Provider or any of their respective dependents or beneficiaries or (y) for which Seller (or any Affiliate thereof) has any direct, indirect or contingent Liability.  For the avoidance of doubt, a Collective Bargaining Agreement shall constitute an agreement for purposes of clauses (ii) and (iii).

“Environmental Laws” means any Applicable Law or Contract relating to human health or safety, the environment or any pollutant, contaminant or toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material.

“Environmental Liabilities” means any and all Liabilities which arise under or relate to any Environmental Law, Environmental Permit or Hazardous Substance.

“Environmental Permits” means all Permits relating to or required by Environmental Laws and affecting, or relating in any way to, the Business or the Purchased Assets.

“Equity Security” means (i) any share capital, partnership interest, membership interest or unit, capital stock, equity interest, voting security or other ownership interest, (ii) any other interest or participation (including phantom units or interests) that confers on a Person the right to receive a unit of the profits and losses of, or distribution of assets of, the issuing entity (including any “profits interests”), (iii) any subscription, call, warrant, option, restricted share, restricted stock unit, stock appreciation right, performance unit, incentive unit or other commitment of any kind or character relating to, or entitling any Person to purchase or otherwise acquire any of the foregoing and (iv) any security convertible into or exercisable or exchangeable for any of the foregoing, and “equity security” or “equity interest” shall have the same meaning.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Escrow Amount” means $1,500,000.00.

“Existing Credit Documents” means, collectively, (i) that certain Amended and Restated Credit Agreement, dated as of November 20, 2017, by and between Comerica Bank (“Comerica”) and Seller, (ii) that certain Term Loan Agreement, dated as of November 20, 2017, by and between Comerica and Seller, and (iii) that certain Term Loan Agreement, dated as of March 20, 2019, by and between Comerica and Seller, in each case, as amended, restated, supplemented, replaced or otherwise modified from time to time.

“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or information or other filing.

“Final Cash Consideration” means the Cash Consideration (i) as shown in the Closing Certificate, if no Dispute Notice with respect thereto is duly delivered pursuant to Section 2.09(b); or (ii) if such a Dispute Notice is delivered, (x) as agreed by Buyer and Seller pursuant to Section 2.09(c) or (y) in the absence of such agreement, as shown in the Arbitrating Accountant’s calculation delivered pursuant to Section 2.09(c).

“Final Closing Working Capital” means Closing Working Capital (i) as shown in the Closing Certificate, if no Dispute Notice with respect thereto is duly delivered pursuant to Section 2.09(b); or (ii) if such a Dispute Notice is delivered, (x) as agreed by Buyer and Seller pursuant to Section 2.09(c) or (y) in the absence of such agreement, as shown in the Arbitrating Accountant’s calculation delivered pursuant to Section 2.09(c); provided that in no event shall Final Closing Working Capital be less than Buyer’s calculation of Closing Working Capital delivered pursuant to Section 2.09(a) or more than Seller’s calculation of Closing Working Capital delivered pursuant to Section 2.09(b).

“Fraud” means an intentional misrepresentation, deceit, or concealment of a material fact known to the representing party with the intention on the part of such party of thereby depriving a person of property or legal rights or otherwise causing injury.

“Fundamental Representations” means the representations and warranties in Sections 3.01 (Existence and Power), 3.02 (Authorization), 3.04(a) (Noncontravention), 3.16(a) (Properties), 3.19 (Finders’ Fees), 3.30 (Solvency), 4.01 (Existence and Power), 4.02 (Authorization) and 4.05 (Finders’ Fees).

“GAAP” means generally accepted accounting principles in the United States, as applied to non-publicly traded companies as it relates to lease accounting.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, including the articles or certificate of incorporation or formation, bylaws, operating agreement, limited liability company agreement, partnership agreement, shareholders’ agreement, voting agreement, voting trust agreement, joint venture agreement, management services agreement, employee services agreement, registration rights agreement and any similar agreement and any amendments or supplements to any of the foregoing.

“Governmental Authority” means any supranational, national, federal, state, municipal or local court, administrative body or other governmental or quasi-governmental entity or authority with competent jurisdiction exercising legislative, judicial, regulatory or administrative functions of or pertaining to supranational, national, federal, state, municipal or local government, including any department, commission, board, agency, bureau, subdivision, instrumentality or other regulatory, administrative or judicial authority.

“Government Official” means (i) any public or elected official, officer, employee (regardless of rank), or person acting on behalf of a Governmental Authority, state-owned or state-controlled company, public international organization, political party or entity that is financed in large measure through public appropriations, is widely perceived to be performing government functions or has its key officers and directors appointed by a Governmental Authority and (ii) any party official or candidate for political office or any person acting on behalf of such party official or candidate for political office, including issuers of Permits, airport authorities, state-owned factories or other businesses, customs, immigration or tax officials, or ministers or representatives of Governmental Authorities.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, asbestos, asbestos-containing material, toxic mold, lead-based paint, polychlorinated biphenyls, per- and polyfluoroalkyl substances and any other substance, waste or material that is regulated or for which Liability could arise under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Illustrative Working Capital Calculation” means the illustrative calculation of Closing Working Capital, attached hereto as Schedule I.

“Indebtedness” means any amount owed by Seller or otherwise relating to or arising out of the Business or the Purchased Assets (including (i) unpaid principal, (ii) unpaid interest, (iii) premium thereon (including make-whole premiums) and (iv) prepayment penalties, breakage costs, fees, expenses or similar charges that would arise as a result of the discharge of any amounts owed), without duplication, in respect of: (a) obligations for borrowed money (including all obligations under any Paycheck Protection Program Loan granted pursuant to the CARES Act, factoring or asset based financing and overdraft facilities), (b) obligations evidenced by bonds, notes, debentures, debt securities or other similar Contracts (including a purchase money obligation), (c) obligations for the deferred purchase price of property, assets, businesses, goods or services, including the maximum gross amount of any seller notes, “earn-out,” milestone, purchase price adjustment or other similar contingent payment obligations, (d) capitalized lease obligations or obligations that are required to be capitalized pursuant to GAAP, (e) reimbursement obligations relating to letters of credit, bankers’ acceptances, surety or other bonds or similar instruments or transactions (solely to the extent drawn or the conditions to a draw-down thereunder have been satisfied), (f) Contracts relating to interest rate, currency rate or commodity price protection, swap agreements and collar agreements or other hedging agreements, (g) accrued severance, bonuses, incentive compensation or deferred compensation in respect of any current or future Service Providers and any unfunded or underfunded pension or other retirement Liabilities whether qualified or unqualified (in each case, including the employer portion of any payroll, employment or similar Taxes related thereto), (h) conditional sale or title retention arrangements or vendor financing, (i) deferred revenue, deferred rent, asset retirement obligations and payables related thereto, (j) deferred payroll Taxes (including payroll Taxes deferred pursuant to the CARES Act), (k) any Liability in connection with or otherwise related to the procurement of repairs to the roof of the Clovis Facility and (l) any indebtedness or other Liabilities of any other Person of the type described in the preceding clauses (a) through (i) to the extent guaranteed (as surety or otherwise) by, or secured by any of the assets of Seller or the Business (including the Purchased Assets), in each case, to the extent not included in the calculation of (x) prior to the determination of Final Closing Working Capital, Estimated Closing Working Capital, and (y) from and after the determination of Final Closing Working Capital, Final Closing Working Capital.

“Intellectual Property Rights” means any and all intellectual property rights or similar proprietary rights arising in the United States or any other jurisdiction throughout the world, including any and all of the following, whether or not registered, and all rights therein: (i) patents and applications therefor (including all provisionals, non-provisionals, reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof), and all inventions and improvements thereto, whether or not patentable, reduced to practice or made the subject of one or more issued patents or pending patent applications, invention disclosures, or statutory invention registrations; (ii) trademarks, service marks, trade dress, logos, domain names, Internet account names (including social networking and media names and handles), trade names, corporate names and all other source identifiers, and all goodwill associated with any of the foregoing in this clause (collectively, “Trademarks”); (iii) copyrights and copyrighted works, including all derivative works, moral rights, renewals, extensions, reversions and restorations associated with such copyrights, now or hereafter provided by Applicable Law, regardless of the medium of fixation or means of expression; (iv) computer software (including source code, object code, firmware, operating systems and specifications); (v) trade secrets, business and other confidential information and know-how (including technology, methods, processes, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans, pricing and cost information, and customer and supplier lists); (vi) databases and data collections; (vii) rights of publicity and privacy rights; (viii) registrations and applications for registration of any of the foregoing; (ix) copies and tangible embodiments of any of the foregoing; and (x) rights to sue or recover and retain damages, costs and attorneys’ fees for past, present or future infringement, misappropriation or other violation of any of the foregoing.

“Inventory” means all raw materials, works in process, byproducts, finished goods and production, packaging and other materials and supplies, including any such items consigned to others and any and all rights to the warranties received from suppliers with respect to such raw materials, works in process, byproducts, finished goods and production, packaging and other materials and supplies and related claims, credits, rights of recovery and set off with respect thereto.

“IRS” means the Internal Revenue Service.

“IT Assets” means any and all computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and other information technology assets and equipment (including laptops and mobile devices), and all associated documentation related to any of the foregoing.

“Key Employee” means Chris Gillette, Eric Vidmar, Jonathan Chessum, Mike Roy, Mark Maloney, Stan Fikes.

“Knowledge” or any other similar knowledge qualifier with respect to a Person’s awareness of the presence or absence of a fact, effect, change, event, occurrence or development, shall mean in the case of Seller, the knowledge, after reasonable inquiry, of John Maloney, Eric Vidmar, Jon Chessum, Mark Maloney and Mike Roy.

“Liability” means any debt, liability, cost, expense, debt or obligation of any kind, character or nature, whether known or unknown, asserted or unasserted, absolute or contingent, quantifiable or unquantifiable, accrued or unaccrued, disclosed or undisclosed, liquidated or unliquidated, due or to become due, or determined, determinable or otherwise.

“Lien” means, with respect to any property or asset, any mortgage, hypothecation, lien, pledge, charge, security interest, deed of trust, lease or sublease, license or sublicense, right of first refusal, right of first offer, option, rights of way, easements, restrictions on transfer of title, encumbrance or other similar adverse claim of any kind in respect of such property or asset.  For the purposes of this Agreement, a Person shall be deemed to own or lease subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means a material adverse effect on (i) the condition (financial or otherwise), business, assets or results of operations of the Business or the Purchased Assets, excluding any effect to the extent resulting from (A) changes in the general economic or political conditions or financial markets, (B) changes (including changes in Applicable Law) or conditions generally affecting the industry in which the Business operates and not specifically relating to the Business, (C) changes in regional, national or international political or social conditions, including acts of war or terrorism, and natural disasters or other acts of God, (D) changes as the result of the existing outbreak of COVID-19, and (E) changes in law or GAAP (or other accounting standards) occurring after the date of this Agreement, but including any with retroactive effect, other than, in the case of clauses (A) through (E), to the extent that such changes, events, occurrences or developments have a disproportionate effect on the Business relative to other participants in the industry in which the Business operates, or (ii) the ability of Seller to consummate the transactions contemplated by, or to perform any of its obligations under, any Transaction Document to which it is or is specified to be a party.

“Off-the-Shelf Software” means commercial off-the-shelf software licensed non‑exclusively from a third party on general commercial terms, including nondiscriminatory pricing terms, that continues to be commonly available for license on such general commercial terms.

“Order” means any order, award, decision, injunction, judgment, ruling, decree, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Authority or arbitrator.

“Paycheck Protection Program” means the program established under Division A, Title I of the CARES Act, as interpreted and applied by the SBA.

“Paycheck Protection Program Loan” means any unsecured, non-recourse covered loan received by the Company under the Paycheck Protection Program.

“Performance Standards” shall mean (a) all applicable published safety standards and certifications, (b) all applicable contractual performance standards or specifications and (c) all applicable regulatory requirements for a product.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Permitted Liens” means (a) workers’, mechanics, materialmen’s, repairmen’s, suppliers’, carriers’ or other similar Liens arising in the ordinary course of business or by operation of law with respect to any amounts not yet delinquent (or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP), (b) Liens for Taxes not yet delinquent (or which are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP), (c) encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) which (i) are matters of record, (ii) would be disclosed by a current, accurate survey of such real property, (iii) would be disclosed by a current title report and, in each case, are not violated by the current use or occupancy of such real property or the operation of any Purchased Asset as currently conducted and that do not otherwise materially interfere with or materially and adversely impact the present uses or occupancy of such Purchased Asset, (d) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property which are not violated in any material respect by the current use or occupancy of such real property or the operation of such Purchased Asset, as currently conducted, and (e) Liens upon any Purchased Asset, to the extent terminated, extinguished and released in full as of the Closing.

“Post-Closing Tax Period” means (i) any Tax period beginning after the Closing Date and (ii) with respect to a Straddle Period, the portion of such period beginning after the Closing Date.

“PPP Loan” means the loan in the original principal amount of $4,614,400 dated April 15, 2020 issued to the Seller pursuant to the Paycheck Protection Program.

“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) with respect to a Straddle Period, the portion of such period up to and including the Closing Date.

“Prime Rate” means the “Prime Rate” appearing in the “Money Rates” section of The Wall Street Journal.

“R&W Insurer” means the insurance carrier under the R&W Insurance Policy.

“Real Property Lease” means each lease, sublease, license, concession or other occupancy agreement, including all amendments, modifications, assignments, extensions, renewals, supplements, written notices or memoranda, guaranties, terminations, surrenders, subordination, non-disturbance and attornment agreements and other agreements related thereto, to which Seller is a party, by which it is bound or pursuant to which Seller occupies any Leased Real Property.

“Related Party” means, with respect to any Person, any of the following: (i) any executive officer, director, manager, trustee, beneficiary or employee of such Person; (ii) any Affiliate of such Person; (iii) any member or equityholder of such Person or any executive officer, director, manager, trustee, beneficiary or employee of such member or equityholder; (iv) any child, stepchild, grandchild, parent, stepparent, grandparent, sibling or current or former spouse, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of any of the foregoing Persons; or (v) any trust or other similar entity created or operating for the benefit of any Person referred to in the foregoing clauses (i) through (iv).

“Representative” means, with respect to any Person, such Person’s directors, managers, officers, employees, consultants, counsel, financial advisers, auditors, agents, financing sources and other authorized representatives.

“Seller Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Seller to Buyer.

“Seller Transaction Expenses” means (A) the aggregate amount of all fees, costs, expenses and other Liabilities incurred by or on behalf of, or payable by, Seller (or any Affiliate thereof) (including those that become due or payable on or after the Closing pursuant to Contracts in effect at or prior to the Closing), arising from or in connection with, or incident to, the transactions contemplated by the Transaction Documents or any other sale or strategic review process conducted or pursued by Seller (or any Affiliate thereof), whether or not accrued and whether billed or payable prior to, on or after the Closing, including (i) any fees, costs and other expenses of any investment bankers, financial advisors (including the brokers referred to in Section 3.19), attorneys, accountants and other consultants, advisors or Representatives, (ii) any assignment, change in control or similar fees payable as a result of the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated thereby, including any fees, costs or expenses, and the value of any accommodations or concessions, incurred or provided in connection with obtaining any consent, authorization or approval to be obtained or made in connection with the consummation of the transactions contemplated by Section 7.02, (iii) any stay or retention, change in control, transaction, success or similar bonuses, compensation, incentive and/or severance payments, equity, equity-based or phantom equity compensation arrangement or other payment to be made to any current or future Service Provider (in each case, including the employer portion of any payroll, employment or similar Taxes related thereto) arising as a result of, or in connection with, the execution or delivery of any Transaction Document or the consummation of the transactions contemplated thereby, (iv) any fees, costs, expenses and other Liabilities incurred (or that would be incurred or made) as a result of the termination or settlement of any transaction or Contract with a Related Party and (v) the Tail Policies and (B) (i) subject to Section 8.03, any Transfer Taxes imposed with respect to the transactions contemplated by this Agreement; (ii) 50% of all fees and expenses relating to the Escrow Agent; (iii) 50% of the R&W Insurance Fees; and (iv) any other amount expressly identified herein as a Seller Transaction Expense or to be borne or paid by Seller (or Affiliate thereof), in each case except to the extent paid in full by Seller prior to the Closing or, in the case of clause (A), included as an Excluded Liability and paid by Seller when due.

“Service Provider” means any director, officer, employee, individual independent contractor, consultant, intern, volunteer or other individual service provider of Seller (or any Affiliate thereof) in connection with the Business.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any entity (i) of which securities or other ownership interests having voting power to elect a majority of the board of directors, managers, trustees or other Persons performing similar functions are owned, directly or indirectly, by such Person (or such Person otherwise has the right, whether by ownership of securities, Contract or otherwise, to do so), (ii) for which such Person or one of its other Subsidiaries is or controls the general partner, manager or managing member or (iii) in which such Person owns, directly or indirectly, a majority of the equity, partnership or other similar interests thereof.

“Target Closing Working Capital” means $9,523,106.

“Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever, including withholding on amounts paid to or by any Person, federal and state income taxes, real property gains taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, capital stock taxes, real and personal property taxes, employment and social security taxes, environmental taxes, transfer taxes, severance taxes, alternative or add-on minimum taxes, and custom duties, any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (a “Taxing Authority”) or any liability for the foregoing as transferee or successor and (ii) liability for the payment of any amounts of the type described in (i) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.

“Tax Return” means any Tax return, statement, report, election, declaration, disclosure, schedule or form (including any estimated Tax or information return or report) filed or required to be filed with, or provided or required to be provided, to or by, any Taxing Authority.

“Title Company” means First American Title Insurance Company.

“Transaction Documents” means this Agreement, the Assignment and Assumption Agreement, the Escrow Agreement, the Clovis Deed and each other Contract to be entered into and delivered by or on behalf of any Party pursuant to or in connection with this Agreement.

“WARN” means the Worker Adjustment and Retraining Notification Act and any comparable foreign, state or local law.

(a)Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
2021 Earn-Out Amount	2.12
2021 Earn-Out Target	2.12

Term	Section
2022 Earn-Out Amount	2.12
2022 Earn-Out Target	2.12
Accounting Referee	2.06(c)
Agreement	Preamble
Allocation Statement	2.06(c)
Alternative Financing	6.03(d)
Alternative Financing Commitment Letter	6.03(d)
Apportioned Obligations	8.02
Anti-Corruption Laws	3.27(a)
Arbitrating Accountant	2.09(c)
Assumed Liabilities	2.03
Business Employee	9.01(a)
Buyer	Preamble
Buyer Indemnified Parties	11.02
Closing	2.07
Closing Certificate	2.09(a)
Clovis Facility	2.01(a)
Clovis Facility Transfer Documents	2.07(b)(ii)(C)
Damages	11.02
Debt Commitment Letter	4.07(a)
Debt Financing	4.07(a)
Dispute Notice	2.09(b)
Earn-Out Amount	2.12
End Date	12.01(b)
Enforceability Exceptions	3.02
Escrow Agent	2.07(b)(i)(C)
Escrow Agreement	2.07(b)(1)(C)
Escrow Fund	2.07(b)(i)(C)
Estimate Certificate	2.08
Estimated Closing Working Capital	2.08
Excluded Assets	2.02
Excluded Liabilities	2.04
Export Control Laws	3.27(f)
Final Allocation Statement	2.06(c)
Financial Statements	3.05
Improvements	3.16(f)
Indemnified Party	11.03
Indemnifying Party	11.03
Initial Allocation Statement	2.06(c)
Item of Disagreement	2.09(b)
Leased Real Property	3.16(b)
Lien Release Documentation	5.03
Material Contract	3.10(b)
New Buyer Employee	9.01(b)(iii)
New or Amended Debt Commitment Letter	6.03(d)

Term	Section
On-Leave Buyer Employee	9.01(a)
Overpayment Amount	2.10
Parties	Preamble
Payoff Letters	3.28(b)
Permit	3.18
Product	3.14(a)
Purchase Price	2.06
Purchased Assets	2.01
R&W Insurance Fees	6.02(b)
R&W Insurance Policy	6.02(a)
Related Party Transaction	3.26
Released Claims	13.13
Released Parties	13.12
Releasing Party	13.12
Support Agreement	Recitals
Sanctions	3.27(e)
SBA	3.29(a)
Secured Indebtedness	3.28(b)
Seller	Preamble
Seller Indemnified Parties	11.02(b)
Tail Policies	5.07
Taxing Authority	1.01
Termination Costs	9.01(g)
Third-Party Claim	11.03
Transfer Date	9.01(a)
Transfer Taxes	8.03
Transferred Plan	9.01(f)
Underpayment Amount	2.10
Warranty	3.14(d)

Section 1.02.Other Definitional and Interpretative Provisions.  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  The word “or” when used in this Agreement is not exclusive.  References to any statute, rule or regulation, or any other Applicable Law, shall be deemed to refer to such statute, rule or regulation, or other Applicable Law, as amended or supplemented from time to time, including through the promulgation of applicable rules or regulations.  References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract provided or disclosed or listed (or required to be listed) on any Schedule hereto, all amendments, modifications, supplements, extensions and renewals thereto must also be provided, disclosed or listed in the appropriate Schedule.  References to any Person include the successors and permitted assignees of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  For the purposes of this Agreement, any document which is described as being “provided,” “delivered,” “furnished,” “made available” or other similar reference to Buyer shall only be treated as such if true and complete copies of such documents have been put in the dataroom prepared by Seller in a location accessible by Buyer and its Representatives at least two days prior to the date hereof.  References to one gender include all genders.  For purposes of this Agreement, references to “ordinary course of business” (or similar references) shall mean ordinary course of business consistent with past practice.  The Parties have participated jointly in the negotiation and drafting of this Agreement and each has been represented by counsel of its choosing and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in U.S. dollars.

Article 2
Purchase and Sale

Section 2.01.Purchased Assets.  Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase (or cause one or more of its Affiliates to purchase) from Seller, and Seller agrees to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer (or one or more of its Affiliates specified by Buyer) at the Closing, free and clear of all Liens, other than Permitted Liens, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights owned, used or held for use in the Business by Seller as of the Closing, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, known or unknown, including the following, other than the Excluded Assets (collectively, the “Purchased Assets”):

(a)that certain plot, parcel, or piece of land described on Exhibit C attached hereto, and the buildings and improvements directed thereon, and all right, title, and interest of Seller in and to: (i) strips or gores, if any, between the land described on Exhibit C and abutting properties, whether owned or claimed by deed, limitations or otherwise, and whether or not they are located inside or outside of the boundaries of the land described on Exhibit C; and (ii) all easements, licenses, privileges and rights of way in or upon the land described on Exhibit C and all other rights, hereditaments and appurtenances belonging or in anywise pertaining to the land described on Exhibit C, or the improvements (the “Clovis Facility”);

(b)all personal property and interests therein, including machinery, equipment, fixtures, furniture, office equipment, communications equipment, vehicles, storage tanks, spare and replacement parts, fuel and other tangible property, including the items listed on Section 2.01(b) of the Seller Disclosure Schedule;

(c)all Inventory owned, used or held for use in the Business;

(d)subject to Section 2.02(i), all Assigned Contracts, including the Contracts listed on Section 3.10 of the Seller Disclosure Schedule, and all records and notices related thereto;

(e)all accounts, notes and other receivables of the Business;

(f)all prepaid expenses, including prepaid ad valorem taxes, leases and rentals related to the Business;

(g)all assets included in the calculation of (i) prior to the determination of Final Closing Working Capital, Estimated Closing Working Capital, and (i) from and after the determination of Final Closing Working Capital, Final Closing Working Capital;

(h)all transferable licenses, Permits or other governmental authorization affecting, or relating in any way to, the Business or the Purchased Assets, including the items listed on Section 3.18 of the Seller Disclosure Schedule;

(i)subject to Section 2.02(a) and Section 2.02(b), all books, records, files and papers, whether in hard copy or computer format, used in, or related to or required for the operation of, the Business, including engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, personnel and employment records relating to each New Buyer Employee and any Tax Returns or other information relating to any Tax imposed on the Purchased Assets or the Business; provided that with respect to any such books, records, files and papers that also relate to or are also required for the operation of the Excluded Assets, Seller may retain the originals of such books, records, files and papers and deliver, or cause to be delivered, copies thereof to Buyer and redact from any such books, records, files and papers any information that is not related to the Purchased Assets or the Business, as applicable, pursuant to this Section 2.01(i);

(j)all goodwill associated with the Business or the Purchased Assets, together with the right to represent to third parties that Buyer is the successor to the Business and the Purchased Assets;

(k)all Business Owned Intellectual Property Rights and Business Licensed Intellectual Property Rights;

(l)all Business IT Assets;

(m)all assets exclusively related to Transferred Plans;

(n)all customer deposits;

(o)[reserved]; and

(p)all warranties, guarantees and similar rights related to the Purchased Assets, including warranties and guarantees made by suppliers, manufacturers and contractors under the Purchased Assets, and claims against suppliers and other third parties in connection with the Purchased Assets.

Section 2.02.Excluded Assets.  The Parties expressly understand and agree that all of the assets and properties of Seller other than the Purchased Assets shall remain the property of Seller (the “Excluded Assets”), including the following:

(a)all books, records, files and papers, stock transfer records, Tax Returns, books of account or other records related solely to the organization, maintenance and existence of Seller or solely to the Excluded Liabilities;

(b)all records that Seller is required to retain in its possession by Applicable Law;

(c)all rights of Seller (or Affiliate thereof) under the Transaction Documents to which it is or is specified to be a party;

(d)except as contemplated by Section 5.07 , all insurance policies of Seller and the right to receive the proceeds thereof;

(e)the sponsorship of, and assets maintained under, all Employee Plans other than the Transferred Plans;

(f)all Cash;

(g)the Equity Securities of any Person;

(h)any Tax refunds, claims for Tax refunds or rights to receive Tax refunds, in each case, with respect to Taxes described in Section 2.04(b);

(i)except as set forth on Section 2.02(i) of the Seller Disclosure Schedule, all Related Party Transactions;

(j)all other Contracts, assets, properties, Fort Washington Golf & Country Club memberships and other documents and rights that are not Purchased Assets including those listed on Section 2.02(j) of the Seller Disclosure Schedule.

Section 2.03.Assumed Liabilities.  Upon the terms and subject to the conditions of this Agreement, Buyer agrees to assume (or cause to be assumed), effective at the time of the Closing, only the following enumerated Liabilities of the Business, in each case to the extent relating to the Business or the Purchased Assets (but excluding any portion of such Liabilities that constitute Excluded Liabilities) (the “Assumed Liabilities”):

(a)all Liabilities included in the calculation of (i) prior to the determination of Final Closing Working Capital, Estimated Closing Working Capital, and (i) from and after the determination of Final Closing Working Capital, Final Closing Working Capital; and;

(b)all Liabilities for Apportioned Obligations allocated to Buyer pursuant to Section 8.02;

(c)all Liabilities relating to any New Buyer Employee that arise after the Closing (excluding, for the avoidance of doubt, any Liabilities relating to such New Buyer Employee that constitute Indebtedness or Seller Transaction Expenses);

(d)Liabilities relating to Transferred Plans expressly assumed by Buyer pursuant to Section 9.01(f);

(e)ordinary course Liabilities of the Business first arising after the Closing Date under the Purchased Assets (provided that Buyer will not assume or be responsible for any Liabilities attributable or relating to the period on or prior to the Closing or any Liabilities arising from any breach of any Assigned Contracts or defaults under any Assigned Contracts by Seller (or any Affiliate thereof) (or, in respect of Contracts being administered pursuant to Section 2.05, breaches or defaults under such Contracts by any such Person acting in contravention of instructions of Buyer or due to the negligence or intentional misconduct of Seller (or any Affiliate thereof)), all of which shall constitute Excluded Liabilities); and

(f)any Liability relating to the Customer Deposits Amount.

Section 2.04.Excluded Liabilities.  Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities, and neither Buyer nor any of its Affiliates is assuming any other Liability of or relating to Seller or any of its Affiliates or Related Parties (or any Representative thereof) (or any predecessor of any such Person or any prior owner of all or part of its or their businesses and assets) of whatever nature, whether presently in existence or arising hereafter.  All such other Liabilities shall be retained by and remain Liabilities of Seller or such Affiliate or Related Party, or Representative thereof, including the following (all such Liabilities not being assumed being herein referred to as the “Excluded Liabilities”):

(a)any Liability arising or attributable to a period prior to the Closing or relating to non-ordinary course conduct that existed prior to the Closing (any Liability arising out of or relating to any actual or alleged (i) tort, (ii) infringement, misappropriation or other violation of Intellectual Property Rights, (iii) breach of Contract, (iv) violation or noncompliance with any Applicable Law or any Permit or consent, (v) product liability, breach of warranty or similar claim for injury to any Person or property or (vi) class action (whether or not certified));

(b)any Liability for Taxes with respect to the ownership or operation of the Business or the Purchased Assets by Seller or any of its Affiliates on or prior to the Closing Date, including all Liabilities for Apportioned Obligations allocated to Seller pursuant to Section 8.02 and any Liability of Seller (or any Affiliate or predecessor thereof) for Taxes, whether or not related to the Business or the Purchased Assets;

(c)all Liabilities expressly retained by, or allocated to, Seller or any of its Affiliates pursuant to Article 9;

(d)any Liability arising from or relating to (i) the Employee Plans, except as expressly provided in Section 9.01(f) or (ii) the employment or service of (x) any current or former Service Provider who is not a New Buyer Employee arising prior to, at or after the Closing (including any Liability incurred by Buyer on or after the Closing Date under WARN as a result of Buyer not employing any Person) and (y) any New Buyer Employee arising prior to the Closing;

(e)any Liability or obligation with respect to matters disclosed or required to be disclosed in Section 3.22 of the Seller Disclosure Schedule;

(f)any Liability arising prior to the Closing to indemnify, reimburse or advance amounts to any Representative of Seller (or any Affiliate thereof);

(g)any Environmental Liability, whether arising or accruing prior to, at or after the Closing, (i) in each case in any way relating to an event, condition, action, inaction or circumstance first occurring, arising or existing at or prior to the Closing in connection with the Purchased Assets or the Business, including all matters disclosed or required to be disclosed in Section 3.25 of the Seller Disclosure Schedule, or (ii) with respect to the Excluded Assets or any real property currently or formerly owned, leased or operated by Seller or any Affiliate of Seller, or any of their respective predecessors other than the Purchased Assets;

(h)any Liability in respect of Indebtedness, Seller Transaction Expenses or other payables due to Seller or any of its Affiliates or Related Parties (or any Representative thereof);

(i)any accounts payable and other accrued expenses arising at or prior to the Closing;

(j)any Liability of Seller (or any Affiliate or Related Party thereof) under any Transaction Document;

(k)any Liability to the extent arising out of or relating to any Excluded Asset (giving effect to Section 2.05);

(l)any Liability resulting from any Action against Seller (or any Affiliate or Related Party thereof) or relating to the Business as of the Closing, including any Action set forth in Section 3.12 of the Seller Disclosure Schedule;

(m)any Liability relating to any current or former holder of Equity Securities of Seller (or any Affiliate or Related Party thereof), including in respect of (i) any actual or alleged breach of fiduciary duty or (i) the exercise of dissenters’, appraisal or similar rights under Applicable Law;

(n)any Liability to the extent arising out of or relating to any Excluded Asset (giving effect to Section 2.05);

(o)any other Liability, including those relating to the Business or Purchased Assets, to the extent arising out of or in connection with any facts, act, omission or circumstance occurring or existing at any time at or prior to the Closing;

(p)any liabilities or obligations relating to any non-compliance by Seller or Buyer with any applicable bulk sales, bulk transfers or similar laws; and

(q)any Liability set forth in Section 2.04(q) of the Seller Disclosure Schedule.

Section 2.05.Assignment of Contracts and Rights.  Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, convey, transfer, assign or deliver any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if such sale, conveyance, transfer, assignment or delivery, without the consent of a third party thereto, would constitute a breach or other contravention of such Purchased Asset or in any way adversely affect the rights of any Party thereunder; provided, that the foregoing shall not limit or affect Seller’s representations and warranties set forth in this Agreement.  Seller and Buyer shall use their reasonable best efforts (but without any payment of money by Buyer or any obligation on Buyer to agree to any accommodation or concession with a third party) to obtain the consent of such third parties to any such Purchased Asset or any claim or right or any benefit arising thereunder for the assignment thereof to Buyer.  If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, Seller and Buyer shall cooperate to determine a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including sub-contracting, sub-licensing, or sub-leasing to Buyer, or under which Seller would enforce (at the direction of Buyer) for the benefit of Buyer, with Buyer assuming Seller’s obligations, any and all rights of Seller against a third party thereto (including, if applicable, the right to elect to terminate such Purchased Asset in accordance with the terms thereof upon Buyer’s request). Seller shall promptly pay to Buyer when received all monies received by Seller under any Purchased Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset. Upon receipt of any required consents to assignment of a Purchased Asset, Seller shall sell, transfer, convey, assign and deliver such Purchased Asset to Buyer with no additional purchase price due therefore. In addition, following the Closing, the parties shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out this Section 2.05 and give effect to the transactions contemplated by this Section 2.05. To the extent that, in connection with obtaining a third party’s consent under any Contract, one or more of the Parties enter into an agreement with such third party that provides for an allocation of liability among the Parties with respect to such Contract that is inconsistent with the terms of this Agreement, the Parties agree that, as among themselves, the provisions of this Agreement shall control.

Section 2.06.Purchase Price; Allocation of Purchase Price.  (a) The purchase price for the Purchased Assets (the “Purchase Price”) consists of:

(i)an amount in cash (such amount, the “Cash Consideration”) equal to (A) $113,463,178.20 plus (A) the excess, if any, of (x) the Closing Working Capital over (y)

the Target Closing Working Capital minus (C) the Seller Transaction Expenses minus (D) the Customer Deposits Amount minus (E) the excess, if any of (x) the Target Working Capital over (y) the Closing Working Capital; plus

(ii)any Earn-Out Amounts payable in accordance with Section 2.12.

(b)The Cash Consideration shall be paid as provided in Section 2.07 and shall be subject to adjustment as provided in Section 2.10.  For the avoidance of doubt, Buyer shall be entitled to permanently set-off (and reduce) the amount of any payment to be made pursuant to this Agreement (including pursuant to Section 2.06(a)) or any other Transaction Document by the amount of any payments made by Buyer in respect of any Seller Transaction Expenses or Indebtedness.

(c)As promptly as practicable after the determination of Final Cash Consideration, Buyer shall deliver to Seller a statement (the “Initial Allocation Statement”), allocating the Purchase Price (plus Assumed Liabilities, to the extent properly taken into account under Section 1060, as applicable) among the Purchased Assets in accordance with Section 1060 of the Code.  If within 10 days after the delivery of the Initial Allocation Statement Seller notifies Buyer in writing that Seller objects to the allocation set forth in the Initial Allocation Statement (and if no such notice is timely delivered, Seller shall be deemed to have agreed to the Initial Allocation Statement as delivered by Buyer), Buyer and Seller shall use commercially reasonable efforts to resolve such dispute within 20 days.  In the event that Buyer and Seller are unable to resolve such dispute within 20 days, Buyer and Seller shall jointly retain a nationally recognized accounting firm (the “Accounting Referee”) to resolve the disputed items.  Upon resolution of the disputed items, the allocation reflected on the Initial Allocation Statement shall be adjusted to reflect such resolution, and the Initial Allocation Statement, as so adjusted (or as so agreed by Buyer and Seller) shall be the “Final Allocation Statement”.  The costs, fees and expenses of the Accounting Referee shall be borne equally by Buyer and Seller.

(d)Each Party agrees to (i) be bound by the Allocation Statement that is finally determined pursuant to Section 2.06(c), whether by the Parties or the Accounting Referee, and (i) act in accordance with the Final Allocation Statement in the preparation, filing and audit of any Tax Return (including, in the case of Buyer and Seller, filing Form 8594 with its federal income Tax Return for the taxable year that includes the date of the Closing).

(e)If additional payments are made with respect to the Purchase Price pursuant to Section 2.12 (Earn-Out Amounts), the Allocation Statement shall be adjusted in accordance with Section 1060 of the Code and pursuant to the procedures set forth in Section 2.06(c), mutatis mutandis, and the Parties shall treat such adjusted Allocation Statement as the Final Allocation Statement for all purposes of hereunder.

(f)Not later than 30 days prior to the filing of their respective Forms 8594 relating to this transaction, each of Buyer and Seller shall deliver to the other a copy of the Form 8594 it proposes to file.

Section 2.07.Closing; Closing Deliverables.  (a) Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place (i) at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, 10017, or remotely by the exchange of documents and signatures (or their electronic counterparts) on the fourth Business Day following the date on which all of the conditions set forth in Article 10 have been satisfied or, to the extent permissible, waived by the Party or Parties entitled to the benefit thereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of such conditions by the Party or Parties entitled to the benefit thereof), or (ii) at such other time or place as Buyer and Seller may agree; provided that, notwithstanding anything in this Agreement to the contrary, unless otherwise agreed to in writing by Buyer, the Closing shall not take prior to October 4, 2021.

(a)At the Closing:

(i)Buyer shall deliver, or cause to be delivered:

(A)to the holders of the Secured Indebtedness, the amount specified in the Payoff Letters as necessary to repay in full all borrowings, accrued interest or other amounts due and outstanding in connection with the Secured Indebtedness (the “Payoff Amount”) by wire transfer in immediately available funds to the bank account specified in each Payoff Letter;

(B)any resale certificate or other documents reasonably requested by Seller to comply with the provisions of the sales and use tax laws of the State of California;

(C)to U.S. Bank National Association (the “Escrow Agent”) , the Escrow Amount by wire transfer of immediately available funds to be held by the Escrow Agent pursuant to an escrow agreement to be entered into among Buyer, Seller and the Escrow Agent substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”). The Escrow Amount plus any interest or earnings thereon (the “Escrow Fund”) shall be held and disbursed in accordance with the terms and conditions of the Escrow Agreement and this Agreement;

(D)to Seller, an amount in cash equal to (1) the Estimated Cash Consideration, minus (2) the Payoff Amount, minus (3) the Escrow Amount, by wire transfer of immediately available funds to a single bank account in the United States identified by Seller in writing at least two Business Days prior to the Closing Date; and

(E)to Seller, counterparts to each of the Transaction Documents to be entered into at Closing to which Buyer (or one or more Affiliate thereof) is specified to be a party, duly executed by Buyer or such Affiliates, as applicable.

(ii)Seller shall deliver, or cause to be delivered:

(A)to Buyer, counterparts to each of the Transaction Documents to be entered into at Closing to which Seller is specified to be a party, duly executed by Seller;

(B)to Buyer, the Lien Release Documentation;

(C)to the Title Company, a properly executed version of the Clovis Deed, and such other bills of sale, endorsements, assignments and other good and sufficient instruments of transfer, conveyance and assignment, each in form and substance reasonably satisfactory to the Buyer and the Title Company, as shall be necessary to transfer ownership of and good, insurable fee simple title to the Clovis Facility to the Buyer, subject only to the Permitted Liens and the terms and conditions of this Agreement (collectively, the “Clovis Facility Transfer Documents”). The Clovis Facility Transfer Documents shall be held and distributed in accordance with the terms and conditions of an escrow agreement to be entered into prior to the Closing by and among Seller, Buyer and the Title Company;

(D)to Buyer, a properly executed IRS Form W-9 from Seller; and

(E)to Buyer, such other documents and instruments as Buyer may reasonably request to consummate the transactions contemplated hereby and by the other Transaction Documents.

Section 2.08.Estimate Certificate.  At least five Business Days prior to the Closing Date, Seller shall deliver to Buyer a preliminary certificate (the “Estimate Certificate”) setting forth in reasonable detail (x) an estimate of (i) Closing Working Capital (the “Estimated Closing Working Capital”), prepared in accordance with the Accounting Principles, (ii) the Seller Transaction Expenses and (iii) the Customer Deposits Amount and (y) based on the amounts set forth in the preceding clause (x), Seller’s calculation of the Cash Consideration (the “Estimated Cash Consideration”), together with reasonably detailed supporting documentation setting forth Seller’s calculation of such amounts.   Buyer may, until the Business Day immediately prior to the Closing Date, provide Seller with comments to the Estimate Certificate, and Seller shall consider such comments in good faith (and any such comments that are accepted shall be considered part of the final Estimate Certificate). Seller shall provide all supporting documentation reasonably requested by Buyer (including, subject to the execution and delivery by Buyer of customary accountant access letter(s), accountants’ work papers, schedules, memoranda and other documents as may be reasonably requested) in connection with Buyer’s review of the Estimate Certificate.

Section 2.09.Closing Certificate.  (a) As promptly as practicable, but no later than 90 days after the Closing Date, Buyer shall in good faith prepare, or cause to be prepared, and shall deliver to Seller a statement (the “Closing Certificate”) setting in reasonable detail (x) Buyer’s calculation of (i) Closing Working Capital, (ii) the Seller Transaction Expenses and (iii) the Customer Deposits Amount and (y) based on the amounts set forth in the preceding clause (x), Buyer’s calculation of the Cash Consideration, together with reasonably detailed supporting documentation setting forth Buyer’s calculation of such amounts.    Buyer shall provide all supporting documentation reasonably requested by Seller (including, subject to the execution and delivery by Seller of customary accountant access letter(s), accountants’ work papers, schedules, memoranda and other documents as may be reasonably requested) in connection with Seller’s review of the Closing Certificate.

(a)If Seller disagrees with any of Buyer’s calculations set forth in the Closing Certificate delivered pursuant to Section 2.09(a), Seller may, within 30 days after delivery of the Closing Certificate, deliver a written notice (the “Dispute Notice”) to Buyer disagreeing with such calculation and setting forth, in reasonable detail, Seller’s calculation of such amount and Seller’s grounds for such disagreement (each item or amount as to which Seller disagrees and set forth in the Dispute Notice, an “Item of Disagreement”).  Any such Dispute Notice shall specify those items or amounts as to which Seller disagrees, and Seller shall be deemed to have agreed with all other items and amounts contained in the Closing Certificate delivered pursuant to Section 2.09(a).

(b)If a Dispute Notice shall be duly delivered pursuant to Section 2.09(b), Buyer and Seller shall negotiate in good faith to resolve all Items of Disagreement.  If, after the 30-day period following the date on which the Dispute Notice is delivered, Buyer and Seller have not resolved each such Item of Disagreement, then Buyer or Seller shall be entitled to submit all such Items of Disagreement that remain unresolved to an independent accounting firm of nationally recognized standing reasonably satisfactory to Buyer and Seller (who shall not have any material relationship with Buyer or Seller or any of their respective Affiliates) (the “Arbitrating Accountant”).  Buyer and Seller shall, and shall cause their respective representatives to, reasonably cooperate with the Arbitrating Accountant so as to enable it to make its determination as quickly and as accurately as practicable.  The Parties agree that (i) no Party shall have any ex parte communications with the Arbitrating Accountant and (ii) the Arbitrating Accountant shall not be entitled to hold any hearings or take or order the taking of depositions or other testimony.  The Arbitrating Accountant shall decide all remaining Items of Disagreement solely based on the terms and standards set forth in this Agreement.  The Parties shall use commercially reasonable efforts to obtain from the Arbitrating Accountant a resolution of all Items of Disagreements that remain unresolved as soon as practicable after the date on which the Arbitrating Accountant is engaged, but in no event later than 30 days after such appointment.  The Arbitrating Accountant shall render such resolution in writing, and the calculation of the remaining Items of Disagreement referred to the Arbitrating Accountant and the Final Cash Consideration as determined by the Arbitrating Accountant shall be binding upon the Parties absent manifest error or fraud (and, for the avoidance of doubt the Arbitrating Accountant shall only address Items of Disagreement and shall not adjust any amounts or items that are not in dispute by the Parties); provided that the amount of any remaining Items of Disagreement as so determined by the Arbitrating Accountant shall not be greater than the highest value for such amount claimed by either Buyer or Seller or less than the lowest value for such amount claimed by either Buyer or Seller. The costs, fees and expenses of the Arbitrating Accountant shall be borne by Buyer and Seller in the same proportion as the aggregate amount of the Items of Disagreement submitted to the Arbitrating Accountant that are unsuccessfully disputed by each such Party (as finally determined by the Arbitrating Accountant) bears to the total amount of such Items of Disagreement so submitted.  For example, if Seller timely submits a Dispute Notice for $1,000, and if Buyer contests only $500 of such amount, and the Arbitrating Accountant ultimately resolves the dispute by awarding Seller $300 of the $500 contested, then the costs and expenses of the Arbitrating Accountant will be allocated 60% (i.e., 300/500) to Buyer and 40% (i.e., 200/500) to Seller.  All other costs, fees and expenses incurred by the Parties in connection with resolving such dispute shall be borne by the Party incurring such cost and expense.  The dispute resolution by the Arbitrating Accountant under this Section 2.09 shall constitute an expert determination and shall not constitute an arbitration.

(c)Each of Buyer and Seller shall, and shall cause their respective independent accountants to, cooperate and assist in the preparation of the Closing Certificate and in the conduct of the reviews referred to in this Section 2.09 including making available to the extent necessary of books, records, work papers and personnel (subject to reasonable confidentiality restrictions and to providing such assurances, releases, indemnities or other agreements as accountants may customarily require in such circumstances).

Section 2.10.Post-Closing Adjustment of Cash Consideration.  Within five Business Days after the determination of the Final Cash Consideration: (a) if the Estimated Cash Consideration exceeds the Final Cash Consideration (the amount of such excess, the “Overpayment Amount”), then Buyer shall be entitled to recover the Overpayment Amount from the Escrow Fund and, to the extent the Escrow Fund is less than the Overpayment Amount, Buyer shall be entitled to recover such shortfall (at Buyer’s election) (x) directly from the Seller, or (y) by permanently setting-off (and reducing) the amount of any Earn-Out Amount (or other payment) that may become payable pursuant to any Transaction Document and (a) if the Final Cash Consideration exceeds the Estimated Cash Consideration (the amount of such excess, the “Underpayment Amount”), then Buyer shall pay, or cause to be paid, to Seller, an amount in cash, without interest, equal to the Underpayment Amount, and after giving effect to any payment contemplated by the foregoing clause (a) or (b), and, at Buyer’s election, payment of any amounts owed by Seller (or Affiliate thereof) to the Arbitrating Accountant, the Escrow Agent or Buyer, Seller shall be entitled to receive from the Escrow Account the positive amount, if any, remaining in the Escrow Account.  For the avoidance of doubt, any amounts payable to Seller pursuant to this Section 2.10 shall be paid net of any Seller Transaction Expenses that arise as a result of such payments.

Section 2.11.Proceedings at Closing.  All proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing shall be deemed to have been taken and executed and delivered simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

Section 2.12.Earn-Out Amounts.

(a)As additional consideration to Seller hereunder, but subject in all cases to Section 2.12(b), Buyer shall pay or cause to be paid to Seller, by wire transfer of immediately available funds to a single bank account in the United States identified by Seller in writing at least two Business Days prior to the due date, the following additional cash payments, in the amounts and at the times and subject to the terms and conditions of this Section 2.12 (each such amount, an “Earn-Out Amount”):

(i)on or prior to March 31, 2022, an amount equal to:

(A)$3,151,754.95 (the “2021 Earn-Out Amount”) if 2021 EBITDA, as defined in Schedule X (“2021 EBITDA”), is equal to or greater than [***] (the “2021 Earn-Out Target”);

(B)50% of the 2021 Earn-Out Amount plus an incremental 5% of the 2021 Earn-Out Amount for each 1% increment by which 2021 EBITDA is greater than 90% of the 2021 Earn-Out Target if 2021 EBITDA is greater than 90% and less than 100% of the 2021 Earn-Out Target;

(C)50% of the 2021 Earn-Out Amount if 2021 EBITDA is equal to 90% of the 2021 Earn-Out Target; or

(D)0% of the 2021 Earn-Out Amount if 2021 EBITDA is less than 90% of the 2021 Earn-Out Target.

(ii)on or prior to March 31, 2023, an amount equal to:

(A)$9,455,264.85 (the “2022 Earn-Out Amount”) if 2022 EBITDA, as defined in Schedule X (“2022 EBITDA”),  is equal to or greater than [***] (the “2022 Earn-Out Target”);

(B)50% of the 2022 Earn-Out Amount plus an incremental 3 1/3% of the 2022 Earn-Out Amount for each 1% increment by which 2022 EBITDA is greater than 85% of the 2022 Earn-Out Target if 2022 EBITDA is between 85% and 100% of the 2022 Earn-Out Target;

(C)50% of the 2022 Earn-Out Amount if 2022 EBITDA is equal to 85% of the 2022 Earn-Out Target; or

(D)0% of the 2022 Earn-Out Amount if 2022 EBITDA is less than 85% of the 2022 Earn-Out Target.

For avoidance of doubt, the Earn-Out Amounts shall be calculated as shown on Exhibit Y.

(b)Notwithstanding anything in the foregoing to the contrary, Buyer may reduce and retain the amount of any Earn-Out Amount to be paid hereunder by the amount of any other amount that may become payable by Seller (or any Affiliate thereof) pursuant to this Agreement.

(c)Seller acknowledges and agrees that from and after the Closing (i) the Business shall be operated by Buyer in its sole and absolute discretion based entirely on Buyer’s and its Affiliates’ business judgment, (i) Buyer and its Affiliates shall have sole and absolute control over strategic, business and operational decisions relating to the Business and its affairs and (i) Buyer and its Affiliates may act in their own best interests and are not required to take into account the interests of Seller.  Nothing in this Agreement or any of the other Transaction Documents shall create or be deemed to create any duty or other obligation, whether contractual, fiduciary or otherwise (in each case whether express or implied), on the part of Buyer or any its Affiliates to Seller or any of its respective Affiliates in respect of the operation of the Business from and after the Closing or any payment pursuant to this Section 2.12.

Section 2.13.Withholding.  Buyer shall be entitled to deduct and withhold, from the consideration otherwise payable to Seller under this Agreement, the amounts Buyer is required to deduct and withhold under the Code or any other Tax laws.  To the extent that amounts are so withheld and paid to the proper Taxing Authority pursuant to any applicable Tax law, such withheld amounts shall be treated for all purposes of the Agreement as having been paid to Seller.

Section 2.14.Accounts Receivable.  Following the Closing, Seller (at no cost or risk to Seller) shall use commercially reasonable efforts to assist Buyer in billing and collecting any unbilled work in progress and accounts receivable included in the Purchased Assets in accordance with the provisions of Illustrative Working Capital Calculation.  In the event that Buyer receives any amounts due to Seller related to accounts receivable or unbilled work in progress that constitute Excluded Assets or which are otherwise payable to Seller in accordance with the provisions of the Illustrative Working Capital Calculation, Buyer shall promptly remit all such amounts to Seller.  In the event that Seller receives any amounts related to accounts receivable or unbilled work in progress (a) which are included in the Purchased Assets in accordance with the provisions of the Illustrative Working Capital Calculation, or (a) which are payable with respect to the Business for periods after the Closing, Seller shall promptly remit all such amounts to Buyer.

Article 3
Representations and Warranties of Seller

Except as set forth in the corresponding section of the Seller Disclosure Schedule (subject to Section 13.03), Seller represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

Section 3.01.Existence and Power.   Seller is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all organizational powers and all Permits necessary to enable it to use its legal or other business names, to own, lease and otherwise hold and operate its properties and to carry on the Business as currently conducted in all material respects.  Seller is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have a Material Adverse Effect. Seller has not been dissolved or declared bankrupt, nor has a resolution to dissolve or to be declared bankrupt with respect to Seller been adopted and, to the Knowledge of Seller, no demands or requests for such dissolution or declaration are pending (before a Governmental Authority or otherwise).  Seller is not in breach of any of the provisions of any of its Governing Documents.  Seller has heretofore delivered to Buyer true and complete copies of its Governing Documents as currently in effect.

Section 3.02.Authorization.  The execution, delivery and performance by Seller of each Transaction Document to which it is or is specified to be a party, and any other documents or instruments to be executed and delivered by Seller pursuant thereto, and the consummation of the transactions contemplated thereby are within Seller’s organizational powers and have been duly authorized by all necessary organizational action on the part of Seller and the holders of any Equity Securities of Seller.  Seller has received the unanimous approval of (a) its board of directors and (a) the holders of its outstanding Equity Securities, in each case of the transactions contemplated by the Transaction Documents, and no holder of Equity Securities of Seller has or will have dissenters’, appraisal or similar rights with respect to the transactions contemplated by the Transaction Documents under Applicable Law.  Seller has heretofore delivered to Buyer evidence of the approvals referred to in the immediately preceding sentence.  There are no votes, approval, consents, action or other proceedings of the board of directors of Seller, or the holders of Seller’s Equity Securities, required in connection with execution and delivery of, or the performance of the transactions contemplated by, any Transaction Document or the consummation of the transactions contemplated thereby that have not been made or otherwise undertaken prior to the date hereof.  This Agreement and each of the other Transaction Documents to which Seller is or is specified to be a party constitutes, or will constitute when executed and delivered by Seller, a valid and binding agreement of Seller enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity (the “Enforceability Exceptions”).

Section 3.03.Governmental Authorization.  The execution, delivery and performance by Seller of the Transaction Documents to which it is or is specified to be a party, and the consummation of the transactions contemplated thereby, require no Permit, Order or action by or in respect of, or Filing with, any Governmental Authority, other than compliance with any applicable requirements of the HSR Act.

Section 3.04.Noncontravention.  The execution, delivery and performance by Seller of the Transaction Documents to which it is a party or is specified to be a party, and the consummation of the transactions contemplated thereby, do not and will not (a) contravene, conflict with or result in any violation or breach of any provision of any Governing Documents of Seller, (a) assuming compliance with the matters referred to in Section 3.03, violate any Applicable Law, (a) require any notice or payment to or consent or other action by any Person under, constitute a breach, default or an event that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right, benefit or obligation of Seller, or to a loss of any benefit to which Seller is entitled, under any provision of any Contract or Permit or (a) result in the creation or imposition of any Lien (other than Permitted Liens) on any Purchased Asset, except in the case of clauses (b) through (d), as would not reasonably be expected to be, individually or in the aggregate, material to the Business or the operation of the Purchased Assets taken as a whole or materially impair or delay the ability of Seller to comply with its obligations under any Transaction Document.

Section 3.05. Financial Statements.  The reviewed balance sheets as of December 31, 2020, 2019 and 2018 and the related reviewed statements of income and comprehensive income, stockholders’ equity and cash flows for each of the years ended December 31, 2020, 2019 and 2018 and the interim unaudited balance sheet as of July 31, 2021, and the related interim unaudited statements of income and comprehensive income, stockholders’ equity and cash flows for the seven months ended July 31, 2021, of Seller set forth on Section 3.05 of the Seller Disclosure Schedule (collectively, the “Financial Statements”) (i) have been prepared from the books and records of Seller in accordance with the reasonable past practices of Seller, consistently applied and (i) present fairly, in accordance with GAAP (except for footnotes required by GAAP and immaterial changes resulting from normal year-end adjustments in a manner consistent with the reasonable past practices of Seller, none of which is material), the financial position of Seller as of the dates thereof and its results of operations for the periods then ended, subject to the absence of explanatory footnote disclosures and, in the case of interim financials, normal and recurring year-end adjustments that are not material.

Section 3.06.Inventory.  Except as set forth in Section 3.06 of the Seller Disclosure Schedule, all Inventory of the Business is owned by Seller free and clear of any Liens (except Permitted Liens) and consists of items of a quantity and quality useable and saleable in the ordinary course of business and in quantities sufficient for the normal operation of the Business in accordance with past practice.  Since January 1, 2018, (a) such Inventory (including timing of collection of accounts receivable and of payment of accounts payable and management of inventory), and all deferred revenue, have been managed in the ordinary course of business; and (b) there has not been any material change in (i) payment terms to any material customer of, or from any material supplier or third party to, the Business or (ii) the manner in which the Business is conducted with any material customer that would materially affect the level of Inventory required to supply such customer (e.g., customer moving from consigning supplies to the relevant member to requiring it to purchase supplies as part of its own inventory). The Inventory set forth in the Financial Statements were properly stated therein at the lower of cost or fair market value and with respect to Inventory acquired since July 31, 2021, on the accounting records of Seller, as the case may be.

Section 3.07.Receivables.  All accounts, notes receivable and other receivables (other than receivables collected since the Balance Sheet Date) reflected on the Financial Statements are, and all accounts and notes receivable arising from or otherwise relating to the Business at the Closing Date will be, valid, genuine and fully collectible in the aggregate amount thereof, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded on the Balance Sheet.  All accounts, notes receivable and other receivables arising out of or relating to the Business at the Balance Sheet Date have been included in the Balance Sheet, and all accounts, notes receivable and other receivables arising out of or relating to the Business as of the Closing Date shall be included in the Closing Certificate in accordance with GAAP.

Section 3.08.No Undisclosed Material Liabilities.  There are no Liabilities of Seller with respect to the Business or the Purchased Assets, and (except for items (i) reflected in Seller’s interim unaudited balance sheet as of July 31, 2021, (ii) arising since the date of such balance sheet in the ordinary course of business consistent with past practice (it being understood that in no event shall any liability resulting from tortious conduct, infringement, violation of Applicable Law or breach of contract be deemed to have been incurred in the ordinary course of business), or (iii) executory obligations arising pursuant to the express terms of Contracts that are Purchased Assets (other than in connection with any breach thereof), there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a Liability, other than Liabilities which would not reasonably be expected to be, individually or in the aggregate, material to the Business or the operation of the Purchased Assets taken as a whole or materially impair or delay the ability of Seller to comply with its obligations under any Transaction Document.

Section 3.09.Absence of Certain Changes.  Since the Balance Sheet Date, the Business has been conducted in the ordinary course and there has not been (a) any event, occurrence, development or state of facts or circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (b) any property or casualty loss or damage or other interruption in the Business that is or would reasonably be expected to be, individually or in the aggregate, material to the Business or the operation of the Purchased Assets taken as a whole. Since the Balance Sheet Date, Seller has not taken any action that, if taken during the period from the date of this Agreement through the Closing without Buyer’s prior written consent, would constitute a breach of Section 5.01.

Section 3.10.Contracts.  (a) Except as set forth in Section 3.10 of the Seller Disclosure Schedule, with respect to the Business or with respect to which any Purchased Asset is bound or affected, Seller is not a party to or bound by:

(i)any Real Property Lease or other lease (whether of real or personal property);

(ii)any Contract for the purchase of services, equipment or other assets providing for either (A) payments by Seller of $10,000 or more in any calendar year; or (A) give rise to anticipated receipts by Seller of more than $10,000 in any calendar year;

(iii)any Contract which involves any of the suppliers or customers of the Business referred to in Section 3.11;

(iv)any partnership, joint venture or other similar Contract;

(v)any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(vi)any option, license, franchise or similar Contract;

(vii)any agency, dealer, sales representative, marketing or other similar Contract;

(viii)any Contract or other arrangement that limits or restricts in any material respect the conduct of the Business or operation of the Purchased Assets or any successor thereto, including any Contract or other arrangement that limits or restricts the freedom of the Business, Seller or any of its Affiliates, or any owner of the Purchased Assets to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Purchased Asset or which would so limit the freedom of Buyer or any of its Affiliates after the Closing Date;

(ix)any Contract obligating the Business, Seller or any of its Affiliates to provide or obtain any product or service exclusively to or from any Person, irrespective of any geographic, market or other restriction;

(x)any Contract granting to any Person a right of first refusal, first offer or similar preferential right to purchase or acquire any Purchased Asset;

(xi)any Contract (A) with any sole-source suppliers of material products or services, (A) that includes any “most favored nations” terms and conditions, any exclusive dealing or minimum purchase or sale, “take or pay” obligations, arrangement or requirements to purchase substantially all of the output or production of a particular supplier or (A) containing any provision or covenant that limits the freedom of Seller (or any Affiliate thereof) (or, after the Closing, that would purport to so limit or restrict Buyer or any of its Affiliates) to set prices and terms for the provision, sale, lease or license of its products, services or technologies with any Person, except for the prices and terms expressly set forth therein with respect to the products, services or technologies provided, sold, leased or licensed thereunder;

(xii)any Contract relating to any loan or advance to, or investment in, any Person;

(xiii)any Contract under which Seller is a lessee of, or holds or operates, any personal property and interests therein, including equipment, furniture, office equipment, communications equipment, vehicles and other tangible property owned by any other party calling for payments in excess of $10,000 annually;

(xiv)any (A) employment agreement with, or any severance or separation plan, program or agreement covering or with, any current Service Provider that provides for severance payments or benefits or (A) change in control, transaction bonus, retention bonus or other similar agreement with any current Service Provider;

(xv)any Collective Bargaining Agreement;

(xvi)any Contract with a Governmental Authority;

(xvii)any settlement agreement or similar agreement relating to the settlement or resolution of a material Action since January 1, 2018;

(xviii)any Contract containing a requirement to provide (including a requirement to provide if so requested by the counterparty) a performance bond, letter of credit or any other similar instrument;

(xix)any Related Party Transaction (or that was a Related Party Transaction at the time it was entered into);

(xx)any Contract granting a right or license to use, or a covenant not to be sued under, any Intellectual Property Rights (i) to any third party with respect to any Business Owned Intellectual Property Rights, other than non-exclusive licenses granted to customers in the ordinary course of business consistent with past practice or (ii) to Seller or any of its Affiliates with respect to Intellectual Property Rights of any third party that are used or held for use in the Business, other than any licenses for Off‑the‑Shelf Software with aggregate annual license fees of less than $10,000.

(xxi)any Contract committing Seller to capital expenditures in excess of $10,000 after the date hereof; or

(xxii)any other Contract not made in the ordinary course of business that is material to the Business or the operation of the Purchased Assets taken as a whole.

(b)Each Contract disclosed or required to be disclosed in any Schedule to this Agreement or required to be disclosed pursuant to this Section (together with any Contract that would have been required to be so disclosed if in effect on the date hereof) (each, a “Material Contract”) is a valid and binding agreement of Seller, as applicable, and is in full force and effect, and neither Seller nor, to the Knowledge of Seller, any other party thereto is in default or breach in any material respect under the terms of any Material Contract, and, to the Knowledge of Seller, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder. Seller is not renegotiating any of the Material Contracts or paying liquidated damages in lieu of performance thereunder. Seller has not received any written or oral notice of the intention of any party to terminate any Material Contract, and there are no material unresolved disputes under any Material Contract. True and complete copies of each Material Contract as of the date hereof have been delivered to Buyer.

Section 3.11.Customers and Suppliers.  Section 3.11 of the Seller Disclosure Schedule lists, by dollar volume of purchases, sales or commissions (as applicable) for the fiscal year ended December 31, 2020, (i) the 10 largest customers of the Business and (ii) the 10 largest suppliers of the Business and the dollar amount of purchases, sales or commissions which each such Person represented or was responsible for the fiscal year ended December 31, 2020.  No Person listed in Section 3.11 of the Seller Disclosure Schedule has, since the end of such fiscal year, cancelled or otherwise terminated or threatened in writing (or, to the Knowledge of Seller, orally), to cancel or otherwise terminate the relationship of such Person with Seller or has decreased materially or threatened in writing (or, to the Knowledge of Seller, orally) to decrease or limit materially, its purchase of services or goods from Seller or its provision of services or goods to Seller, as applicable, and no such Person has notified Seller (whether in writing or orally) that such Person intends to terminate or adversely modify, and to the Knowledge of Seller, no Person intends to terminate or adversely modify, its relationship with Seller or decrease materially or limit materially its purchase of services or goods from Seller or its provision of services or goods to Seller, as applicable.

Section 3.12.Litigation.  There is no Action pending or threatened in writing (or, to the Knowledge of Seller, orally) (or, to the Knowledge of Seller, any basis therefor) against or affecting Seller, the Business or any Purchased Asset (or any Representative of the Business or Seller in his or her capacity as such)   by or before (or, in the case of threatened Actions, that would be by or before) any arbitrator, mediator or any Governmental Authority that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to be, individually or in the aggregate, material to Seller or the Business, or that challenges or seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated by, or the performance by Seller of its obligations under, any Transaction Document.

Section 3.13.Compliance with Laws and Court Orders.  Since January 1, 2018, Seller and each Service Provider (a) has not been in violation of, has not been charged with or given notice of any violation of, (b) is not under investigation with respect to and (c) has not been threatened in writing (or, to the Knowledge of Seller, orally) to be charged with or given notice of any violation of any Applicable Law relating to the Purchased Assets or the conduct of the Business. There is no Order of any arbitrator or Governmental Authority outstanding against Seller to which the Business or any Purchased Asset is subject or would be affected, or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated by, or the performance by any Person of its obligations under, any Transaction Document.

Section 3.14.Products.  (a) Since January 1, 2018, each of the products designed, manufactured, constructed, assembled, fabricated, sold, leased, produced, or installed by Seller in connection with the Business (each, a “Product”) is, and at all times up to and including the sale thereof, has been manufactured in all material respects with the specifications and standards required by or contained in: (i) customer Contracts; (i) all applicable requirements of Applicable Law; and (i) regulation of Governmental Authority in each market where the Products are sold. Since January 1, 2018, Seller has not received any written notice that any Action has been commenced or will be commenced against Seller by or before any Governmental Authority alleging any Product does not comply in all material respects with applicable Performance Standards (including any with respect to which Seller voluntarily complies), except as would not, individually or in the aggregate, reasonably be expected to be material to the Business or the operation of the Purchased Assets taken as a whole.

(a)Since January 1, 2018, Seller has not (i) had any material liability arising out of claims asserted for any harm, injury or damage to individuals, property or business as a result of the ownership, possession, use, sale, delivery or otherwise placing into the stream of commerce any Product or (i) received written notice from any Person containing allegations of any such liability, harm, injury or damage with respect to any Product.

(b)Since January 1, 2018, there have been no recalls or other similar remedial or corrective actions taken with respect to any Product, on behalf of Seller nor, to the Knowledge of Seller, on behalf of any customer, supplier or any Governmental Authority.

(c)Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business or the operation of the Purchased Assets taken as a whole, (i) with respect to any express or implied warranty or guaranty as to Products sold by Seller in connection with the Business (a “Warranty”), there is no Action pending or threatened in writing (or, to the Knowledge of Seller, orally) alleging any breach of any Warranty, other than individual warranty claims incurred in the ordinary course of business, (i) each of the Products produced or sold by Seller in connection with the Business is (A) without material design or manufacturing defect, (A) in conformity with all material specifications, certifications, performance standards and express or implied contractual commitments applicable to such Products, (A) not subject to any express or implied warranty other than such warranty given in the ordinary course of business, (A) fit in all material respects for the ordinary purposes for which it is intended to be used and (A) conforms in all material respects to any promises or affirmations made on the container or label for such Product or in connection with its sale and (F) since January 1, 2018, none of Seller or any of its Affiliates has had (or received written notice asserting) any material liability relating to any harm, injury or damage to individuals, property or business as a result of the ownership, possession, use, sale, delivery or otherwise placing into the stream of commerce any Product produced or sold by Seller in connection with the Business.

Section 3.15.Trade Allowances.  Except as disclosed in Section 3.15 of the Seller Disclosure Schedule, no customer or supplier of the Business is entitled to or customarily receives material discounts, allowances, rebates, credits, or similar reductions in price arising from any Contracts with or concessions granted to any such Person. All discounts, allowances, rebates, credits, or similar reductions in price to which customers or suppliers of the Business are entitled or customarily receive have been granted by Seller in the ordinary course of business.

Section 3.16.Properties.  (a) Apart from the effect of excluding the Excluded Assets from the Purchased Assets, the Purchased Assets constitute all of the property, fixtures, machinery, equipment and assets necessary for, or used or held for use in the Business, and such Purchased Assets are sufficient to conduct the Business in the ordinary course and as conducted since January 1, 2018. Seller has good, defensible title and, in the case of the Clovis Facility, insurable (to the Knowledge of Seller) title to, or, in the case of leased personal property and the Leased Real Property, has valid leasehold interests in, all Purchased Assets (whether real, personal, tangible or intangible) (including any Purchased Assets set forth or referred to in Section 2.01 of the Seller Disclosure Schedule), and no Purchased Asset is subject to any Lien (except for Permitted Liens). Upon consummation of the transactions contemplated hereby, Buyer will have acquired good, defensible title and, in the case of the Clovis Facility, insurable title to, or, in the case of leased personal property and the Leased Real Property, a valid leasehold interest in, each of the Purchased Assets, free and clear of all Liens (except for Permitted Liens).

(a)Section 3.16(a) of the Seller Disclosure Schedule sets forth a true and complete list of any real property leased, subleased, licensed or otherwise occupied by Seller and used in the Business as currently conducted (the “Leased Real Property”).

(b)(i) Seller does not owe any brokerage commissions or finder’s fees with respect to any Purchased Asset; (i) Seller has not leased, subleased, licensed or otherwise granted any Person the right to use or occupy the Clovis Facility (or any portion thereof), any Leased Real Property, or any other Purchased Asset (or any portion thereof); (i) Seller (or any of its Affiliate’s) possession and quiet enjoyment of the Clovis Facility, any Leased Real Property, or any other Purchased Asset has not been disturbed; (i) all of the fixtures, machinery, and equipment and any other personal property included in Purchased Assets located at the Clovis Facility and the Leased Real Property have been maintained in accordance with normal industry practices and are in all material respects adequate and suitable for the purposes for which they are currently being used and are in all material respects in good operating condition and repair, subject to ordinary wear and tear and taking into account the age of such assets; and (i) Seller has not granted to any third party or parties any options, rights of first offer, or rights of first refusal related to any interest in the Clovis Facility or any Leased Real Property.

(c)There are no material repairs, replacements or regularly scheduled maintenance relating to the Clovis Facility, any Leased Real Property (or any other Purchased Asset) that have not been completed and are currently being delayed or deferred.

(d)Seller has not received notice (whether written or oral) that the Clovis Facility, any Leased Real Property, or any portion thereof is subject to any pending suit for condemnation or expropriation or other taking by any Governmental Authority or that any such condemnation or other taking is threatened or contemplated, and no such condemnation or expropriation or other taking is pending or, to the Knowledge of Seller, threatened.

(e)Except as disclosed in Section 3.16(f) of the Seller Disclosure Schedule, other than immaterial, individually or in the aggregate, repairs, replacements and maintenance, no construction, improvements, refurbishments or build-outs (“Improvements”) work is required to be done, and Seller (or Affiliate thereof) has not received any notice from any third party (including any Governmental Authority) asserting or suggesting that any such work is required to be done, upon or in connection with the Clovis Facility, any Leased Real Property (or any other Purchased Asset).  All required documents, Filings or other instruments documenting the completion and compliance of such Improvements required to be submitted to any Person(s) (including any Governmental Authority) with respect thereto have been made.  All Improvements required to be performed before the Closing will have been performed in a good, timely and workmanlike manner.

(f)Seller (or Affiliate thereof) has not received notice from any Governmental Authority, or any insurance company or board of fire underwriters, of any defects in or in respect of the Clovis Facility or any Leased Real Property or that any violation of any fire, building, use, occupancy or zoning law exists.

Section 3.17.Intellectual Property.  (a) Section 3.17(a) of the Seller Disclosure Schedule contains a true and complete list of all registrations or applications for registration included in the Business Owned Intellectual Property Rights.

(a)The Business Owned Intellectual Property Rights and the Business Licensed Intellectual Property Rights, together with all other Intellectual Property Rights granted to Buyer and its Affiliates under the Transaction Documents, constitute all Intellectual Property Rights used or held for use in, or otherwise necessary for, the conduct of the Business as currently conducted.  The consummation of the transactions contemplated by this Agreement will not (i) alter, encumber, impair or extinguish any Business Owned Intellectual Property Rights or Business Licensed Intellectual Property Rights or (ii) encumber any of the Intellectual Property Rights licensed or owned by Buyer or any of its Affiliates.

(b)Seller or one of its Affiliates (i) solely and exclusively owns all Business Owned Intellectual Property Rights and possesses all right, title and interest in and to all such Business Owned Intellectual Property Rights without payment of any royalty or other amount to any current or former employee or independent contractor and (ii) has a valid and enforceable right to use all Business Licensed Intellectual Property Rights, in each case, free and clear of all Liens. Seller or one of its Affiliates has paid all registration, maintenance and renewal fees and has made all filings required to maintain its ownership of the Business Owned Intellectual Property Rights. There exist no restrictions on the disclosure, use, license or transfer of the Business Owned Intellectual Property Rights.

(c)Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business or the operation of the Purchased Assets taken as a whole, neither Seller nor any of its Affiliates nor the operation of the Business has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Intellectual

Property Right of any Person.  There is no Action pending or, to the Knowledge of Seller, threatened against Seller or any of its Affiliates in respect of the Business (i) based upon, or challenging or seeking to deny or restrict, the rights of Seller or any of its Affiliates in any of the Business Owned Intellectual Property Rights or Business Licensed Intellectual Property Rights, (ii) alleging that the use of the Business Owned Intellectual Property Rights or Business Licensed Intellectual Property Rights or any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Business do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Rights of any Person or (iii) alleging that the conduct of the Business has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any Person.

(d)To the Knowledge of Seller, no Person has infringed, misappropriated or otherwise violated any Business Owned Intellectual Property Rights or Business Licensed Intellectual Property Rights. No Actions related to any of the foregoing are pending or threatened in writing against any Person by Seller or any of its Affiliates.

(e)Seller and each of its Affiliates have taken reasonable steps in accordance with normal industry practice to maintain, enforce and protect the confidentiality of all Business Owned Intellectual Property Rights the value of which to the Business is contingent upon maintaining the confidentiality thereof.  No such Business Owned Intellectual Property Rights have been disclosed other than to employees, contractors, consultants, Representatives and agents of Seller or any of its Affiliates, all of whom are bound by valid, written and enforceable confidentiality agreements.  No such confidentiality agreements have been breached or otherwise violated.

(f)The Business IT Assets operate and perform in accordance with their documentation and functional specification and otherwise in a manner that permits Seller and its Affiliates to conduct the Business as currently conducted. Seller and its Affiliates have taken all actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the Business IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of (i) data backup, (ii) disaster avoidance and recovery procedures, (iii) business continuity procedures and (iv) encryption and other security protocol technology. There has been no breach, or unauthorized use, access, interruption, modification or corruption of, any of the Business IT Assets (or any information or transactions stored or contained therein or transmitted thereby).

(g)Seller and each of its Affiliates have at all times complied, and are currently in compliance, in all respects with all Applicable Laws, rules, policies and procedures and all restrictions and requirements contained in any Contract to which it is bound, in each case, relating to (i) the privacy of the users of the products, services and websites of the Business and/or (i) the collection, use, storage, processing and disclosure of any personally identifiable information and other confidential information or data collected or stored by or on behalf of the Business.  No Action is pending or, to the Knowledge of Seller, threatened against Seller or any of its Affiliates by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such Applicable Laws, rules, policies, procedures or Contracts in connection with the Business.

Section 3.18.Licenses and Permits.  Section 3.18 of the Seller Disclosure Schedule correctly describes each license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the Purchased Assets or the Business (the “Permits”), including Environmental Permits, together with the name of the Governmental Authority issuing such Permit.  Except as set forth in Section 3.18 of the Seller Disclosure Schedule, (a) the Permits are valid and in full force and effect, (b) Seller is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits, (c) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby and (d) Seller or the Business holds all Permits, including Environmental Permits, required to own or operate the Business and the Purchased Assets.  Except as set forth in Section 3.18 of the Seller Disclosure Schedule, immediately upon consummation of such transactions, Buyer will have all of the right, title and interest in all the Permits (including Environmental Permits).

Section 3.19.Finders’ Fees.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller (or any Affiliate thereof) who might be entitled to any fee or commission in connection with the transactions contemplated by the Transaction Documents for which Buyer or any of their Affiliates shall have any obligations.

Section 3.20.Insurance Coverage.  Seller has furnished to Buyer a list of, and true and complete copies of, all insurance policies and fidelity bonds relating to the Purchased Assets and the business and operations of the Business and its officers and employees.  Section 3.20 of the Seller Disclosure Schedule sets forth a true and complete summary of all pending claims under such policies or bonds, as applicable, which have been reported and are on file with the applicable insurance carrier. Except as disclosed on Section 3.20 of the Seller Disclosure Schedule, there is no claim by Seller pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights and Seller is not aware of any potential claims that have not yet been reported.  All premiums payable under all such policies and bonds have been timely paid and Seller has otherwise complied fully with the terms and conditions of all such policies and bonds.  Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since January 1, 2018, and remain in full force and effect.  Seller does not know of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds.  Except as disclosed on Section 3.20 of the Seller Disclosure Schedule, after the Closing, Seller shall continue to have coverage under such policies and bonds with respect to events occurring prior to the Closing.

Section 3.21.Employees.  Section 3.21 of the Seller Disclosure Schedule sets forth a true and complete list of, as applicable, the name, status as an employee or independent contractor, employing or engaging entity, title, hire date, location, whether covered by a Collective Bargaining Agreement, whether full- or part-time, whether active or on leave (and, if on leave, the nature of the leave and the expected return date), whether exempt from the Fair Labor Standards Act or any comparable foreign, state or local law, annual salary or wage or consulting rate, most recent annual bonus received and current annual bonus opportunity of each current Service Provider.  Section 3.21 of the Seller Disclosure Schedule further set forth, for each current Service Provider who is employed in the United States and is not a United States citizen or lawful permanent resident, his or her current immigration status (including visa type) and, if applicable, the date when such status expires.  No current Service Provider has provided notice to Seller (or Affiliate thereof) or, to the Knowledge of Seller, no current Service Provider intends to provide notice to Seller (or Affiliate thereof), that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date.  Five days prior to the Closing Date, Seller shall provide Buyer with a revised version of Section 3.21 of the Seller Disclosure Schedule, updated as of such date.

Section 3.22.Labor Matters.

(a)Seller (and each Affiliate thereof) is, and since January 1, 2018, has been, in compliance in all material respects with Applicable Law relating to labor and employment, including those relating to worker classification, labor management relations, wages, hours, overtime, collective bargaining, unemployment, compensation, workers’ compensation, continuation of coverage under group health plans, equal employment opportunity, discrimination, sexual harassment or misconduct, civil rights, affirmative action, immigration, health and safety, information privacy and security and payment and withholding of Taxes, as it relates to the Service Providers and the Purchased Assets.  Except as disclosed in Section 3.22(a) of the Seller Disclosure Schedule, since January 1, 2018 neither Seller nor any Affiliate thereof has been liable, or is reasonably expected to have any Liability, for the payment of any fines, penalties or other amounts, however designated, for failure to comply with any Applicable Law related to the foregoing.

(b)Since January 1, 2018, each Service Provider who has been classified by Seller (or Affiliate thereof) as (i) an independent contractor or other non-employee status, (i) an exempt or non-exempt employee or (i) a part-time, temporary or seasonal employee is currently, and has been, properly so classified.  Neither Seller nor any Affiliate thereof has received any formal or informal determination or advisory opinion from any state or federal regulatory agency, tribunal, or court that any Service Provider is or has been improperly classified as an independent contractor or should be reclassified as an employee, or that any Service Provider is or has been improperly classified as exempt from federal or state overtime wage requirements.

(c)Except as disclosed in Section 3.22(c) of the Seller Disclosure Schedule, since January 1, 2011 there has not been any action or proceeding relating to, or, to the Knowledge of Seller, any material allegation of or relating to, sex-based discrimination, sexual harassment or other sexual misconduct, in each case involving the Seller and any current or former Service Provider, nor have there been any settlements or similar out-of-court or prelitigation arrangements relating to any such matters, nor has any such action or proceeding, settlement or other arrangement been proposed or, to the Knowledge of Seller, threatened.

(d)Since January 1, 2018, neither Seller nor any Affiliate thereof has engaged in any unfair labor practice in connection with the Purchased Assets or with respect to any Service Providers, and there has been no unfair labor practice or other employment or labor complaint pending or, to the Knowledge of Seller, threatened against Seller (or Affiliate thereof) before any Governmental Authority.

(e)Neither Seller nor any Affiliate thereof is party to, subject to, or currently negotiating in connection with entering into, any Collective Bargaining Agreement, and since January 1, 2018, there has not been any labor grievance, job action, union representation question, organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any current Service Provider or the Purchased Assets.

(f)Since January 1, 2018, there have been no, and there are not currently any pending or, to the Knowledge of Seller, threatened, labor strike, slowdown, stoppage, picketing, interruption of work or lockout involving any Service Providers or otherwise affecting the Purchased Assets.

(g)Seller and each of its Subsidiaries is, and has been since January 1, 2018, in compliance with WARN and has no Liabilities or other obligations thereunder. Neither Seller nor any of its Subsidiaries has taken any action that would reasonably be expected to cause Buyer or any of its Affiliates to have any Liability or other obligation following the Closing Date under WARN.

(h)Since December 31, 2019, neither Seller nor any of its Subsidiaries has, in response to COVID-19 or any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks, or in response to Applicable Law in connection with or in respect to the same, (i) changed or reduced the compensation or benefits payable to any Service Provider, (ii) furloughed or terminated the employment or service of any Service Provider, (iii) modified or reduced the schedules or leaves of absence of any Service Provider, (iv) changed the designation of any Service Provider employed as an employee as exempt or non-exempt for purposes of Fair Labor Standards Act or any comparable foreign, state or local law or (v) engaged any new consultants, contractors, or temporary workers.  Seller and its Subsidiaries have adopted reasonable policies and taken other reasonable steps to minimize potential workplace exposure in light of COVID-19.

Section 3.23.Employee Benefit Plans.  (a) Section 3.23(a) of the Seller Disclosure Schedule sets forth a correct and complete list of each material Employee Plan.  Prior to the date hereof, Seller has provided to Buyer a true and complete copy of each Employee Plan (or a description, if such Employee Plan is not written) and all amendments thereto and, as applicable,  all related trust or funding agreements or insurance policies, the current prospectus or summary plan description and all summaries of material modifications, the most recent annual report (Form 5500) and accompanying schedules and attachments thereto, the most recently prepared actuarial report and financial statements, the most recent determination or opinion letter from the IRS relating thereto, all non-routine correspondence (and documents relating thereto) received from or provided to any Governmental Authority during the past three years, and most recent Tax Returns prepared in connection with any such Employee Plan.

(a)Neither Seller nor any Affiliate thereof nor any ERISA Affiliate of Seller or any predecessor thereof sponsors, maintains, administers or contributes to (or has any obligation to contribute to), has in the past sponsored, maintained, administered or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any direct or indirect Liability with respect to, any plan subject to Title IV of ERISA, any “multiemployer plan” (as defined in Section 3(37) of ERISA or any plan described in Section 413 of the Code).  No

Employee Plan is a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). No event has occurred and, to the Knowledge of Seller, no condition exists, that has subjected, or would reasonably be expected to subject, Seller or any of its ERISA Affiliates to any material Tax, fine, lien, penalty or other Liability imposed by ERISA, the Code or any other Applicable Law, either directly or by reason of Seller’s affiliation with any of its ERISA Affiliates. With respect to any Employee Plan covered by Subtitle B, Part 4 of Title I of ERISA or Section 4975 of the Code, no non-exempt prohibited transaction has occurred that has caused or would reasonably be expected to cause Seller or any of its Subsidiaries to incur any Liability under ERISA or the Code.

(b)Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter, or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired, and no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being reissued or a penalty under the IRS Closing Agreement Program if discovered during an IRS audit or investigation.  Each trust created under any such Employee Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation.  Seller has made available to Buyer copies of the most recent IRS determination letters with respect to each such Employee Plan.

(c)Neither Seller nor any Affiliate thereof has any obligation to gross-up, indemnify or otherwise reimburse any current or former Service Provider for any Tax incurred by such Service Provider, including under Section 409A, 457A or 4999 of the Code.

(d)Except as disclosed in Section 3.23(e) of the Seller Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will (i) entitle any current or former Service Provider to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit or (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Employee Plan.

(e)For purposes of Section 280G of the Code and the Treasury Regulations thereunder, Seller qualifies as a “small business corporation” (as defined in Section 1361(b) of the Code, but without regard to Section 136l(b)(l)(C) of the Code). Consequently, no payment or benefit to be made or provided to any Service Provider in connection with the consummation of the transactions contemplated by the Transaction Documents (either alone or together with any other event) shall constitute a “parachute payment” within the meaning of Section 280G(b)(2)(A) of the Code, and all such payments or benefits shall be exempt from such “parachute payment” treatment in accordance with Treasury Regulation Section 1.280G-l, Q&A-6.

(f)Except as set forth on Section 3.23(g)of the Seller Disclosure Schedule, there are no outstanding loans or other extensions of credit made by Seller (or Affiliate thereof) to any Service Provider.

(g)No Employee Plan provides for “nonqualified deferred compensation” that would be subject to Section 409A or Section 457A of the Code.

(h)Neither Seller nor any of its Subsidiaries has any current or projected Liability for, and no Employee Plan provides or promises any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Service Provider (other than coverage mandated by Applicable Law, including the Consolidated Omnibus Budget Reconciliation Act of 1985).

(i)No Action, suit, investigation, audit, proceeding or claim (other than routine claims for benefits) is pending against or involves or, to the Knowledge of Seller, is threatened against or threatened to involve, any Employee Plan before any court, arbitrator or Governmental Authority.

Section 3.24.Tax Matters.

(a)Seller and each of its Affiliates have (i) timely filed all required Tax Returns with respect to the Purchased Assets and the Business, and such Tax Returns are true and correct in all material respects, (i) paid (or caused to be paid) all Taxes with respect to the Purchased Assets or the Business which will have been required to be paid on or prior to the date hereof and (i) adequately accrued in accordance with GAAP, established adequate reserves for the payment of, and will timely pay, all Taxes which arise from or with respect to the Purchased Assets or the operation of the Business other than those described in clause (ii) incurred in or attributable to all Pre-Closing Tax Periods.

(b)Seller and each of its Affiliates have timely paid (or withheld and paid) all Taxes required to be paid (or withheld and paid), the non-payment of which would result in a Lien on any Purchased Asset or the Business, would otherwise adversely affect the Purchased Assets or would result in Buyer becoming liable or responsible therefor and all forms W-2 and 1099 of Seller have been properly completed and timely filed.

Section 3.25.Environmental Compliance.  (a) Except as disclosed in Section 3.16(f) of the Seller Disclosure Schedule, the Purchased Assets, the Business and Seller are and at all times have been in material compliance with all Environmental Laws, which compliance includes the possession, renewal and maintenance of, and compliance with, all Environmental Permits.

(a)No material notice, demand, request for information, citation, summons or complaint has been received by, no material Order is outstanding or otherwise in effect related to, no material penalty has been assessed against, and no material Action is pending or, to the Knowledge of Seller, threatened against Seller or any Affiliate thereof, or any of their respective predecessors, that relates to or arises out of any Environmental Law, Environmental Permit or Hazardous Substance in connection with the Purchased Assets or the Business.

(b)There is no material Liability (including pursuant to any Contract) of or relating to Seller or any Affiliate thereof, or any of their respective predecessors, in each case, in connection with the Purchased Assets or the Business arising under or relating to any Environmental Law, Environmental Permit or Hazardous Substance, and, to the Knowledge of Seller, there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a material Liability other than as disclosed in Section 3.16(f) of the Seller Disclosure Schedule.

(c)Except as has been made available to the Buyer at least five days prior to the date hereof, there is no environmental investigation, study, audit, test, review, analysis or other report in the possession or control of, or otherwise known to, the Seller with respect to the Purchased Assets or the Business.

Section 3.26.Related Party Transactions. Other than the Transaction Documents and as disclosed in Section 3.26 of the Seller Disclosure Schedule, no Related Party of Seller  (i) is a party to, or is otherwise involved, directly or indirectly, in any Contract, transaction or other business dealings with, provides or receives any services to, or is owed any money by or owes any money to, Seller or the Business, (i) directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any property, asset or right, tangible or intangible, that is, has been or is planned to be used by Seller or the Business, including any Purchased Asset, (i) is engaged, directly or indirectly, in the conduct of the business of or provides services to, Seller or the Business or (i) licenses Intellectual Property Rights either to or from Seller or the Business (any Contract, transaction or other matter disclosed or required to be disclosed in Section 3.26 of the Seller Disclosure Schedule, a “Related Party Transaction”).  Seller conducts the Business exclusively through Seller, and not through any Subsidiary of Seller or any other Person in which Seller (or any Affiliate thereof) holds, directly or indirectly, any Equity Securities or other interest.

Section 3.27.Anti-Corruption Laws; Sanctions; Export Control Laws.  (a) Seller and each of its Affiliates, and each of its and their respective directors, officers, employees, agents, representatives and any other person acting on behalf of or associated with Seller or any of its Affiliates has complied in all material respects with the Foreign Corrupt Practices Act (15 U.S.C. §§ 78m(b), 78dd-1, 78dd-2, 78ff) and all other anti-corruption Applicable Laws (collectively, “Anti-Corruption Laws”).

(a)None of the Seller or any of its Affiliates, or any of their respective directors, officers, employees, agents or representatives or any other person acting on behalf of Seller (or any Affiliate thereof), acting alone or together, has (i) received, directly or indirectly, anything of value (including rebates, payments, commissions, promotional allowances or other economic benefits, regardless of their nature or type) from any Person (including any customer, supplier, employee or agent of any customer or supplier) for the purpose of obtaining or retaining business or to otherwise achieve an improper commercial advantage, (i) has offered, promised, given or authorized the giving of money or anything else of value, whether directly or through another person or entity, to (A) any Government Official or (A) any other Person with the knowledge that all or any portion of the money or thing of value will be offered or given to a Government Official, in each of cases (A) and (B) for the purpose of influencing any action or decision of the Government Official in his or her official capacity, including a decision to fail to perform his or her official duties, inducing the Government Official to use his or her influence with any Governmental Authority to affect or influence any official act, or otherwise obtaining an improper advantage; or (i) has or will make or authorize any other person to make any payments or transfers of value which have the purpose or effect of commercial bribery, or acceptance or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business.  For purposes of cases (A) and (B), a Person shall be deemed to have “knowledge” with respect to conduct, circumstances or results if such Person is aware of (I) the existence of or (II) a high probability of the existence of such conduct, circumstances or results.

(b)Seller (and each Affiliate thereof) has maintained and currently maintains (i) books, records and accounts which, in reasonable detail, accurately and fairly reflect in all material respects the transactions and dispositions of its assets and (i) internal accounting controls sufficient to provide reasonable assurances that in all material respects all transactions and access to assets were, have been and are executed only in accordance with management’s general or specific authorization.

(c)None of Seller (or Affiliate thereof) or any of its or their respective officers, directors (or to the Knowledge of Seller, their employees, agents, representatives or other persons acting on their behalf), is or was a Government Official or a close family member of a Government Official.

(d)None of Seller (or Affiliate thereof) or any of their respective directors, officers (or to the Knowledge of Seller, their employees or agents), is a Person that is, or is owned or controlled by Persons that are: (A) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control or the U.S. Department of State, the United Nations Security Council, the European Union, or other relevant sanctions authority (collectively, “Sanctions”), or (B) located, organized or resident in a country or territory that is the subject of Sanctions (currently, Cuba, Crimea, Iran, North Korea, and Syria).

(e)Seller (and each Affiliate thereof) is and has been in compliance in all material respects with all Applicable Laws concerning the exportation, re-exportation, importation and temporary importation of any products, technology, technical data or services (together, “Export Control Laws”) and all applicable Sanctions.

(f)For the past five years, none of Seller or any Affiliate thereof has engaged in, or is now engaged in, directly or indirectly, any dealings or transactions with any Person (to the Knowledge of Seller), or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of Sanctions. For the past five years, neither Seller  nor any Affiliate thereof has been penalized for, threatened in writing (or, to the Knowledge of Seller, orally) to be charged with, or given notice of, or, to the Knowledge of Seller, under investigation with respect to, any violation of, any Anti-Corruption Laws, Sanctions, or Export Control Laws.

Section 3.28.Indebtedness.

(a)Section 3.28(a) of the Seller Disclosure Schedule sets forth all Indebtedness (other than Secured Indebtedness) as of the date hereof.

(b)Section 3.28(b) of the Seller Disclosure Schedule sets forth all Indebtedness of Seller secured by all or any part of the Purchased Assets (including under, or in connection with, any Existing Credit Document) (the “Secured Indebtedness”). At least three Business Days prior to the Closing, Seller has made available to Buyer a true and complete copy of the executed payoff letters for all Secured Indebtedness (the “Payoff Letters”), which include releases of all Liens granted in connection with the Secured Indebtedness, which Payoff Letters are in full force and effect and have not been amended, restated or otherwise modified or waived.

(c)Subject to Section 5.03, as of the Closing Date, Seller has discharged, released or otherwise satisfied in full and terminated without any further action in respect of the Business or the Purchased Assets any Liens (including Permitted Liens) or Indebtedness in respect of any Purchased Assets.

Section 3.29.PPP Loan.  (a) Except for the PPP Loan and the deferral of $675,928.58 in payroll taxes, Seller has not (i) applied for or received any loans, grants or other forms of relief pursuant to the CARES Act or similar economic assistance programs or Applicable Laws, including any loan obtained by Seller pursuant to the Paycheck Protection Program established under the CARES Act or loans or advances obtained by the Company under the Economic Injury Disaster Loan program administered by the United States Small Business Administration (the “SBA”).

(a)The PPP Loan was obtained in accordance with all Applicable Laws and complies with all eligibility requirements under Applicable Law, in each case, in effect as of the date hereof. The loan application submitted by Seller with respect to the PPP Loan complied with all Applicable Laws in effect as of the date thereof.

(b)Seller used the proceeds associated with the PPP Loan pursuant to the criteria and requirements set forth in the CARES Act and pursuant to regulations and guidance promulgated by the SBA, as amended from time to time.

(c)The PPP Loan has been fully paid off and extinguished or otherwise forgiven without further liability to Seller by the applicable Governmental Authority. There is no Liability of or relating to Seller (or predecessor thereof) or any of its Affiliates arising under or relating to the PPP Loan, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a Liability.

Section 3.30.Solvency. After giving effect to the transactions contemplated hereby and by the other Transaction Documents, Seller (a) will be solvent (in that both the fair value of its assets will be greater than the sum of its debts and other Liabilities and that the present fair saleable value of its assets will be greater than the amount required to pay its probable Liabilities as they become absolute and matured); (a) will not engage in an active trade or business; and (a) will not have incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured (including a reasonable estimate of the amount of all contingent liabilities).  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby and by the other Transaction Documents with the actual intent to hinder, delay or defraud either present or future creditors of Seller.

Section 3.31.Exclusivity of Representations.  The representations and warranties made by Seller in the Transaction Documents are the exclusive representations and warranties made by Seller in connection with the transactions contemplated by this Agreement.  Notwithstanding the foregoing, this Section 3.31 shall not apply to limit any Person’s Liability arising out of Fraud or intentional misrepresentation.

Article 4
Representations and Warranties of Buyer and Guarantor

Buyer (and Guarantor, as to Section 4.02) represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:

Section 4.01.Existence and Power.  Buyer is duly organized, validly existing and in good standing under the laws of its organization and has all organizational powers and all material permits necessary to enable it to use its legal or other business names, to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to prevent or materially impair the consummation of the transactions contemplated by, or the performance by Buyer of its obligations under, the Transaction Documents to which it is a party.  Buyer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to prevent or materially impair the consummation of the transactions contemplated by, or the performance by Buyer of its obligations under, the Transaction Documents to which it is a party.

Section 4.02.Authorization.  The execution, delivery and performance by Buyer and Guarantor of the Transaction Documents to which it is or is specified to be a party, and any other documents or instruments to be executed and delivered by it pursuant hereto and thereto, and the consummation of the transactions contemplated thereby, are within the warranting Party’s organizational powers and have been duly authorized by all necessary organizational action on the part of the warranting Party and the holder of its Equity Securities.  This Agreement and each of the other Transaction Documents to which the warranting Party is or is specified to be a party constitutes, or will constitute when executed and delivered by the warranting Party, a valid and binding agreement of the warranting Party, enforceable against it in accordance with its terms (subject to the Enforceability Exceptions).

Section 4.03.Governmental Authorization.  Assuming the truth and accuracy of the representations and warranties set forth in Section 3.03, the execution, delivery and performance by Buyer of the Transaction Documents to which Buyer is or is specified to be a party and the consummation by Buyer of the transactions contemplated hereby require no material action by or in respect of, or material filing with, any Governmental Authority, except in each case for any filings required pursuant to federal and state securities laws and compliance with any applicable requirements of the HSR Act.

Section 4.04.Noncontravention.  Assuming the truth and accuracy of the representations and warranties set forth in Section 3.04, the execution, delivery and performance by Buyer of the Transaction Documents to which it is a party or is specified to be a party, and the consummation of the transactions contemplated thereby by Buyer do not and will not (a) contravene, conflict with or result in any violation or breach of any provision of any Governing Documents of Buyer, (a) assuming compliance with the matters referred to in Section 4.03, violate any Applicable Law, (a) require any notice or payment to or consent or other action by any Person under, constitute a breach, default or an event that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right, benefit or obligation of Buyer to a loss of any benefit to which Buyer is entitled under any provision of any Contract or Permit of Buyer or (a) result in the creation or imposition of any Lien on the assets of Buyer, except in each case, as would not materially impair or delay the ability of Buyer to comply with its obligations hereunder.

Section 4.05.Finders’ Fees.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by the Transaction Documents for which Seller or any of its Affiliates shall have any obligations.

Section 4.06.Exclusivity of Representations.  The representations and warranties made by Buyer in the Transaction Documents are the exclusive representations and warranties made by Buyer in connection with the transactions contemplated by this Agreement.  Notwithstanding the foregoing, this Section 4.06 shall not apply to limit any Person’s Liability arising out of Fraud or intentional misrepresentation.

Section 4.07.Financing.  (a) Buyer has delivered to Seller a true, complete and fully executed copy of a commitment letter (including all related exhibits, schedules, annexes, supplements and term sheets thereto, and as amended from time to time after the date hereof in compliance with Section 6.03, the “Debt Commitment Letter”) from the Debt Financing Sources party thereto confirming their respective commitments to provide Buyer with debt financing in connection with the transactions contemplated hereby in the amount set forth therein (the “Debt Financing”).

(a)The Debt Commitment Letter is in full force and effect and is a valid and binding obligation of Buyer and, to the knowledge of Buyer, the other parties thereto, enforceable against Buyer and, to the knowledge of Buyer, the other parties thereto in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).  As of the date hereof, the Debt Commitment Letter has not been amended or modified in any material respect, and the respective commitments contained therein have not been withdrawn, rescinded or otherwise modified in any material respect. All fees (if any) required to be paid under the Debt Commitment Letter on or prior to the date hereof have been paid in full.

(b)Assuming the Debt Financing is funded on the Closing Date in accordance with the Debt Commitment Letter, the accuracy of the representations and warranties of Seller contained in this Agreement, the performance by Seller and its Affiliates of its and their obligations under this Agreement, including, but not limited to, the obligations set forth in Section 5.09, and the satisfaction of all of the conditions to the obligation of Buyer to consummate the transactions contemplated by this Agreement are in an amount sufficient to (i) pay the amounts payable by Buyer pursuant to Section 2.06, (ii) repay the principal and interest on all loans outstanding under the Existing Credit Documents required to be repaid in connection with or as a result of the transactions contemplated by this Agreement and (iii) pay all related fees and expenses of Buyer and its Representatives pursuant to this Agreement.

Section 4.08.Buyer’s Reliance.  Buyer acknowledges that, except as expressly set forth in this Agreement, Seller, its agents, officers, directors, employees and other persons acting on behalf of Seller have made no representation or warranty of any kind.  Buyer further acknowledges that Buyer is otherwise purchasing the Purchased Assets solely in reliance on Buyer’s own investigation. Notwithstanding the foregoing, this Section 4.08 shall not apply to limit any Person’s Liability arising out of Fraud or intentional misrepresentation.

Article 5
Covenants of Seller

Section 5.01.Conduct of the Business.  (a) From the date hereof until the Closing, except (x) as set forth in the corresponding subsection of Section 5.01 of the Seller Disclosure Schedule, (y) as otherwise expressly required by this Agreement, or (z) as previously consented to in writing by Buyer (such consent not to be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause its Affiliates to, conduct the Business and operate the Purchased Assets in the ordinary course of business and in material compliance with Applicable Law.  Without limiting the generality of the foregoing, but subject to clauses (x), (y) and (z) in the preceding sentence, Seller shall, and shall cause its Affiliates (with respect to the Business and the Purchased Assets) to, use commercially reasonable efforts to (A) preserve intact the present business organization of the Business, (A) maintain in effect all Permits for the Business, (A) keep available the services of its directors, officers, key employees and key consultants of the Business, (A) maintain satisfactory relationships with, and preserve the goodwill of, customers, lenders, suppliers and vendors of the Business and (A) maintain all of the assets of the Business, whether owned or leased, in good condition and repair (normal wear and tear and aging excepted) and maintain insurance upon all such assets and other insurable interests comparable in amount, scope and coverage to that in effect on the date hereof.

(a)Without limiting the generality of the foregoing, but subject to clauses (x), (y) and (z) of the first sentence of Section 5.01, from the date hereof until the Closing, Seller shall not, and shall cause its Affiliates not to:

(i)merge or consolidate with any Person or effect any liquidation, dissolution or recapitalization or reorganization in any form of transaction or form any Subsidiary;

(ii)sell, assign, lease, sublease, license, sublicense, modify, terminate or otherwise transfer or dispose of, or create or incur any Lien on, any assets, Equity Securities, properties, interests or businesses, other than (x) sales of inventory or obsolete equipment in the ordinary course of business and (y) grants of security interests in assets that would be Excluded Assets if held by Seller at the Closing in connection with the arrangement and consummation of third party financing;

(iii)amend or modify any of its Governing Documents (whether by merger, consolidation or otherwise) that would reasonably be expected to prevent or materially impair the consummation of the transactions contemplated by the Transaction Documents;

(iv)(A) make or enter into any commitment (or series of related commitments) for capital expenditures or incur any Liability in respect thereof as it relates to any Purchased Asset or in connection with the Business, (B) fail to make any capital expenditures if required to maintain the satisfactory operating condition of any Purchased Asset without Buyer’s prior written consent or (C) fail to maintain any properties or material equipment that would be a Purchased Asset if held by Seller at the Closing in satisfactory operating condition and repair, taking into account the ages and types of such equipment;

(v)offer or grant any material discounts, allowances, rebates, credits, preferential terms or similar reductions in price or other trade terms or other accommodations or concessions to any customer, supplier or other counterparty in connection with any dispute or other Action (or threatened or potential dispute or other Action), except any of the foregoing accommodations or concessions offered or granted in the ordinary course of business;

(vi)acquire (by merger, consolidation, acquisition of stock or assets, formation of a joint venture or otherwise), directly or indirectly, any Person, assets, securities, properties, interests or businesses, other than acquisitions of supplies and inventory in the ordinary course of business and assets that would be Excluded Assets if held by Seller at the Closing;

(vii)(A) enter into (or accept assignment of or acquire any Person that is bound by), amend or modify any term of, or voluntarily terminate or renew any Contract that would be a Purchased Asset if held by Seller at the Closing; provided that Seller and its Affiliates shall not fail to exercise a right to extend or renew any such Contract or any rights thereunder without prior consultation with Buyer; or (A) waive, release or assign any material rights, claims or benefits of Seller (or any Affiliate thereof) that would be Purchased Assets if held by Seller at the Closing;

(viii)commence, settle or compromise, or threaten or offer to commence, settle or compromise, (A) any Action involving or against Seller or Affiliate thereof (as it relates to the Business) or any Purchased Assets or the Business or (A) any Action that relates to the transactions contemplated by any Transaction Document (including in connection with the subject matter of Section 7.02);

(ix)except as required by Applicable Law or required pursuant to an Employee Plan disclosed on Section 5.01(b)(ix) of the Seller Disclosure Schedules, (A) with respect to any Service Provider, (x) grant, increase or discretionarily accelerate the vesting or payment of any severance, termination, retention, transaction or change in control pay (or amend or renew any existing severance, termination, retention, transaction or change in control pay arrangement) or (y) enter into any employment, consulting, termination, retirement, deferred compensation, change in control, transaction bonus or other similar Contract (or amend or renew any such existing Contract), (A) establish, adopt, enter into or amend any Employee Plan, including any Collective Bargaining Agreement, or (A) increase compensation, bonus or other benefits payable or provided to any Service Provider;

(x)(A) hire or retain any new Service Provider, other than any new employee hired on an “at-will basis” in the ordinary course of business consistent with past practice for an annual base salary of $90,000 or less, or (B) terminate the service of any Service Provider other than for “cause” (as determined in good faith after consultation with Buyer);

(xi)effect any “mass layoff” or “plant closing” (as defined by WARN) in respect of Service Providers or at any “single site of employment” (as defined by WARN) at which Service Providers provide services;

(xii)other than non-exclusive licenses granted to customers in the ordinary course of business consistent with past practice, sell, lease, license, sublicense, modify, terminate, abandon or permit to lapse, transfer or dispose of, create or incur any Lien on, or otherwise fail to take any action necessary to maintain, enforce or protect any Business Owned Intellectual Property Rights or Business Licensed Intellectual Property Rights;

(xiii)change Seller’s accounting methods, policies or procedures, or the application thereof, as it relates to the Purchased Assets or Assumed Liabilities, except as required by concurrent changes in GAAP or Applicable Law, as agreed to by its independent auditors;

(xiv)change (other than in an insignificant respect) its working capital and/or cash management practices or its policies, practices or procedures with respect to collection of accounts receivable, establishment of reserves for uncollectable amounts, accrual of accounts receivable, prepayment of expenses, payment of accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits (in each case including the timing thereof);

(xv)permit the sale, transfer, pledge or other disposition of any Equity Securities of Seller, except for the issuance of nonvoting Series B common shares of Seller under Seller’s Stock Bonus Plan, dated September 18, 2020, in settlement of awards granted thereunder that are outstanding as of the date hereof;

(xvi)declare, set aside or pay any dividend or other distribution; or

(xvii)agree, resolve or commit to do any of the foregoing.

Section 5.02.Access to Information.  (a) From and after the date hereof, and subject to Applicable Law, Seller shall, and shall cause its Affiliates to, (i) give to Buyer the Parties and their respective counsel, financial advisors, auditors and other Representatives reasonable access, during normal business hours, to the offices, properties, assets, books and records of Seller and its Affiliates (as it relates to the Business), (i) furnish to Buyer and its Affiliates and their respective counsel, financial advisors, auditors and other Representatives such financial and operating data and other information as such Persons may reasonably request (including any information necessary or useful in connection with any audit, investigation, dispute or any other reasonable business purpose relating to the Business) and (i) use commercially reasonable efforts to cause the employees, counsel, financial advisors, auditors and other Representatives of Seller or any of its Affiliates to cooperate with Buyer in its investigation of the Business; provided that Seller may restrict the foregoing access and disclosure to the extent that such access or disclosure would (A) result in the loss of attorney-client privilege or other legal immunity or protection from disclosure by Seller or (A) contravene any Applicable Law (except that, prior to withholding any such access or information pursuant to this proviso, Seller shall notify Buyer in writing of the nature of the information being withheld and take any actions as may reasonably be requested by Buyer to implement alternate arrangements (including entering into confidentiality agreements or joint defense agreements and redacting parts of documents or preparing “clean” summaries of information) in order to allow Buyer such access or information to the fullest extent reasonably practicable under the circumstances).  Any investigation pursuant to this Section 5.02(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business.  No information or knowledge obtained by Buyer or any of its Affiliates or Representatives (including in any investigation pursuant to this Section 5.02(a)) shall affect or be deemed to modify any representation, warranty or agreement made by any Party hereunder.

(a)Except as set forth in Section 8.01 with respect to Tax records, Seller and each Affiliate thereof shall maintain the books and records retained by it and relating to the Business (to the extent originals or copies thereof have not been provided as part of the Purchased Assets) for at least seven years after which such party will have the right to destroy such books and records in its discretion, subject to the requirements of Applicable Law; provided that the applicable party shall give Buyer advance written notice of any such proposed destruction and shall provide Buyer with a reasonable opportunity to request and take delivery of any such books and records.

Section 5.03.Cooperation Regarding Release of Liens.  Seller shall take all actions necessary or appropriate, as may be required by Buyer, in connection with obtaining, effective at the Closing, appropriate termination statements under the Uniform Commercial Code (or equivalent documents pursuant to Applicable Law), payoff letters (including in respect of the Existing Credit Documents), mortgage releases and other instruments, in connection with the release of security interests or other Liens created or granted against or relating to any of the Purchased Assets prior to the Closing (including under, or in connection with, any Existing Credit Document), in each case in form and substance satisfactory to Buyer (collectively, the “Lien Release Documentation”). For the avoidance of doubt, except as determined by Buyer in its sole discretion, Seller shall discharge, release or otherwise satisfy in full and terminate without any further action in respect of the Business or the Purchased Assets any Liens (including Permitted Liens) or Indebtedness in respect of any Purchased Assets prior to the Closing.

Section 5.04.Other Offers.  During the period from the date hereof through the Closing, Seller may not, and each shall cause its Affiliates and its and their respective Representatives not to, directly or indirectly, solicit, encourage or initiate the submission of proposals or offers from, provide any documents or information concerning Seller or any of the Purchased Assets to, participate in discussions or negotiations or enter into any Contract with, any Person (other than Buyer and its Representatives (acting in their capacities as such)) relating to the sale of any Equity Securities of Seller, or all or any portion of the Purchased Assets or the assets of Seller, whether in an acquisition structured as a merger, consolidation, exchange, sale of assets, sale of stock or otherwise, or participate in any discussions or negotiations regarding, furnishing any information with respect to, assisting or participating in, or knowingly facilitating in any other manner any effort or attempt by any Person to do or seek any of the foregoing.  Seller shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than Buyer and its Representatives (acting in their capacities as such)) conducted heretofore with respect thereto.

Section 5.05.Confidentiality.  From and after the Closing, Seller shall not disclose or use, and shall cause its Affiliates and its and their respective Representatives not to disclose or use, unless compelled to disclose by judicial or administrative process or by other requirements of Applicable Law (in which case Seller shall use commercially reasonable efforts to (a) consult with Buyer prior to making any such disclosure to the extent permitted by Applicable Law and reasonably practicable under the circumstances and (a) cooperate in connection with Buyer’s efforts to obtain a protective order or confidential treatment), all documents and information concerning the Business, except to the extent that such information can be shown to have been in the public domain through no fault of Seller (or any Affiliate thereof) or any of their respective Representatives.  Notwithstanding the foregoing, any such Person may disclose such information (i) to his, her or its tax and financial advisors for purposes of complying with such Person’s tax obligations or other reporting obligations under Applicable Law arising out of the Transaction Documents or the transactions contemplated thereby and (i) to his, her or its legal counsel and accountants for the purpose of evaluating the legal and financial ramifications of the Transaction Documents or the transactions contemplated thereby.

Section 5.06.Noncompetition; Nonsolicitation.  (a) In order that Buyer may have and enjoy the full benefit of the Business and the Purchased Assets and as an inducement to Buyer to enter into this Agreement and the other Transaction Documents (without which inducement Buyer would not have entered into such agreements), from the date hereof until the second anniversary of the Closing Date, Seller agrees not to, and agrees to cause each of its Affiliates not to, directly or indirectly, on Seller’s behalf or on the behalf of another (including as a shareholder, member, partner, joint venturer or investor of another Person):

(i)engage in, control, advise, manage, enter into the employ of, render any services in any capacity to, own any interest in, manage or receive any economic benefit from or exert any influence upon, any Competitive Business;

(ii)interfere with, or attempt to interfere with, the business relationships between the Business or Buyer or any of its Affiliates, and any of its respective current or prospective customer, vendor, supplier, contractor or other material business relationship, including by soliciting or diverting (or attempting to solicit or divert) any such Person, or inducing (or attempting to induce) any such Person to cease doing business, or reduce or otherwise limit its business, with the Business or any such Person;

(iii)hire, employ, engage or solicit for employment or services (either on a full time or part time basis, or in a consultancy or other non-employee role) any director, officer, employee, individual independent contractor, consultant, intern, volunteer or other service provider of the Business (including any Business Employee, and after the Closing, any employee, independent contractor, consultant or other service provider of Buyer) or encourage or induce any such Person to leave his or her employment or change such Person’s relationship with the Business or any Buyer or Affiliate thereof, as applicable; provided that the term “solicit for employment or services” as used in this Section 5.06(a) shall not be deemed to include generalized searches for employees through media advertisements of general circulation, employment search firms, open job fairs or otherwise.

(b)From and after the closing, Seller shall not, and shall cause its Affiliates not to, for any reason, whether in writing, orally or otherwise, malign, denigrate or disparage Buyer or any of its Affiliates (or any of its respective predecessors or successors, or any of its or their respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives), or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light.

(c)Seller (on its own behalf and on behalf of its Affiliates) acknowledges that the Buyer would be unwilling to enter into the Transaction Documents, or consummate the transactions contemplated thereby, in the absence of this Section 5.06, and the covenants contained herein constitute a material inducement to Buyer to enter into, and consummate the transactions contemplated by (including payments of the amounts contemplated by), the Transaction Documents.  Without limiting the generality of the foregoing, Seller (on its own behalf and on behalf of its Affiliates) acknowledges and agrees that the restrictions contained in this Section 5.06 are reasonable and necessary to protect the legitimate interests of Buyer and its Affiliates, and it is the intention of the Parties that,  except as otherwise provided in the following sentence, if any provision contained in this Section 5.06 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 5.06, but this Section 5.06 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by Applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 5.06 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Applicable Law.  Seller (on its behalf and on behalf of its Affiliates) acknowledges that Buyer would be irreparably harmed by any breach of this Section 5.06 and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach.  Seller agrees that Buyer shall be entitled to injunctive relief requiring specific performance by Seller of this Section 5.06, and Seller consents to the entry thereof.

Section 5.07.Certain Insurance Matters.

(a)Until the later of (x) the Closing and (y) the date on which the applicable Tail Policy becomes effective, Seller shall, and shall cause its Affiliates to, maintain in effect the coverage provided with respect to the Business and the Purchased Assets through its existing directors & officers, employment practices liability insurance, fiduciary liability insurance and cyber liability insurance, in full force and effect and, prior to the Closing, promptly report to the applicable insurance provider all acts, facts, circumstances or omissions occurring prior to the

Closing of which Seller or any of its Affiliates becomes aware. In the event that Seller is unable to maintain such coverage in the manner described in the first sentence of this Section 5.07(a) for any reason and for any amount of time, Seller shall promptly notify Buyer in writing and each of Buyer and Seller shall cooperate, in good faith and at Seller’s sole expense (it being understood and agreed that all such expenses shall be deemed to be Seller Transaction Expenses), to determine and effectuate a mutually agreeable arrangement under which Buyer or any of its Affiliates would obtain coverage substantially similar in nature to the coverage contemplated by the first sentence of this Section 5.07(a) with respect to the Business and Purchased Assets for the period specified in the first sentence of this Section 5.07(a).

(b)At or prior to the Closing, Seller shall purchase, at Sellers’ expense, an extended reporting period endorsement under its existing directors & officers, employment practices liability insurance, fiduciary liability insurance and cyber liability insurance coverage with respect to the Business and the Purchased Assets in a form reasonably acceptable to the Buyer (collectively, the “Tail Policies”) that shall provide coverage for at least six years following the Closing of not less than the existing coverage and have other terms not materially less favorable to the directors & officers, employment practices liability insurance, fiduciary liability insurance and cyber liability insurance coverage presently maintained by Seller. Seller shall provide access to the Tail Policies upon request by Buyer, and Buyer shall maintain the Tail Policies in full force and effect, and continue to honor the obligations thereunder. Sellers agree to bear all premium payments for the Tail Policies. For the avoidance of doubt, such premium payments shall be treated as Seller Transaction Expenses.

(c)After the Closing, Seller shall not release, commute, buy-back or otherwise eliminate (whether in whole or in part) insurance coverage under the Tail Policies with respect to any events, acts, errors, accidents, omissions, incidents, injuries or other forms of occurrences to the extent relating to the Business or the properties, assets, business, operations, employees, officers or directors of the Business or Seller that, in each case, occur prior to the Closing. For the avoidance of doubt, the parties hereto agree that all proceeds received by Seller or any of its Affiliates from insurance policies for losses in respect of the Business or any Purchased Asset occurring prior to the Closing, shall constitute Purchased Assets to the extent such proceeds are not expended prior to the Closing by Seller or any of its Affiliates to restore or replace the Purchased Assets to which such losses relate.

Section 5.08.Excluded Liabilities.  After the Closing, Seller shall use its retained Cash and proceeds of the Purchase Price to promptly pay, discharge and perform in full all Excluded Liabilities when and as the same become due.

Section 5.09.Financing.  (a) Seller shall use its commercially reasonable efforts to, and shall cause its Subsidiaries and its and their respective Representatives to use their commercially reasonable efforts to, provide all cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Buyer, including:

(i)cooperating with the marketing efforts of Buyer and the Debt Financing Sources Related Parties, in each case in connection with the Debt Financing;

(ii)assisting with the preparation of materials for rating agency presentations, bank information memoranda (including a bank information memorandum that does not include material non-public information) and similar documents required in connection with the Debt Financing;

(iii)assisting Buyer in obtaining any corporate ratings from any ratings agencies contemplated by the Debt Financing;

(iv)assisting with the preparation of any credit agreements, indentures, pledge and security documents, other definitive financing documents or other requested certificates or documents;

(v)as promptly as practicable after the date hereof, furnishing Buyer and the Debt Financing Sources with any pertinent and customary information regarding the Purchased Assets and Assumed Liabilities as may be reasonably requested by Buyer (including all information required by the Debt Commitment Letter and the conditions exhibit thereto); and

(vi)at the request of Buyer, disclose certain information (by posting such information on Debtdomain, IntraLinks, SyndTrak Online or similar electronic means) identified by Buyer relating to the Business for purposes of permitting such information to be included in the marketing materials for the Debt Financing to be provided to potential investors who do not wish to receive material non-public information with respect to Buyer, the Business or any of their respective securities.

(b)Notwithstanding the foregoing, nothing in clause (a) above shall require Seller or any of its Subsidiaries to:

(i)take any action in respect of the Debt Financing to the extent that such action would cause any condition to Closing set forth in Section 10.02 to fail to be satisfied by the End Date or otherwise result in a breach of this Agreement by Seller;

(ii)execute and deliver any letter, agreement, document or certificate in connection with the Debt Financing (except notices of prepayment or borrowing notices) or take any corporate action that is not contingent on, or that would be effective prior to, the occurrence of the Closing;

(iii)pay any commitment fee or other fee or payment to obtain consent or incur any liability with respect to or cause or permit any Lien to be placed on any of their respective assets in connection with the Debt Financing prior to the Closing Date (other than to the extent such liabilities arise from the breach of this Agreement by Seller or the gross negligence or willful misconduct of Seller); or

(c)As promptly as practicable after the date hereof (and in any event no later than 30 days after the end of the applicable fiscal quarter), Seller shall furnish Buyer and the Debt Financing Sources with the unaudited balance sheet and the related unaudited statements of income and comprehensive income, stockholders’ equity and cash flows of Seller and its

Subsidiaries, on a consolidated basis, for each of the fiscal quarters ended after July 31, 2021 and ended at least 30 days prior to the Closing Date.

(d)Buyer shall promptly, upon request by Seller, reimburse Seller for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Seller or any of its Subsidiaries in connection with the cooperation of Seller and its Subsidiaries contemplated by this Section 5.09 and shall indemnify and hold harmless Seller, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses actually suffered or incurred by any of them of any type in connection with the arrangement of the Debt Financing and any information used in connection therewith, except (i) to the extent such losses, damages, claims, costs or expenses arise from the breach of this Agreement by Seller or result from the gross negligence, bad faith or willful misconduct of Seller, any of its Subsidiaries or their respective Representatives, and the foregoing obligations shall survive termination of this Agreement or (ii) with respect to any material misstatement or omission of a material fact in information provided hereunder in writing by any of the foregoing persons.

(e)Seller hereby consents, on behalf of itself and its Subsidiaries, to the use of Seller’s and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used in a manner that is not intended to harm or disparage Seller’s or its Subsidiaries’ reputation or goodwill.

Section 5.10.Minimum Existence and Minimum Cash Balance. Without limiting the generality of any obligations arising under Applicable Law, for a period of at least three years following the Closing Date, (i) the Seller shall not file, or permit the filing of, any certificate of dissolution or other similar form with respect to Seller with the applicable Governmental Authority in the jurisdiction in which Seller is organized, and (ii) the Seller shall maintain a cash balance (unrestricted and unencumbered cash-on-hand and cash equivalent investments) of no less than $200,000 available to satisfy obligations of the Seller with respect to the Excluded Liabilities described in Section 2.04(b).

Section 5.11.Data Room.  Promptly (but no later than 10 Business Days) after the Closing Date, Seller shall deliver, or cause to be delivered, to Buyer, four complete copies (in USB, CD or DVD-ROM format) of the electronic data room established by Seller for the transactions contemplated by this Agreement and the Transaction Documents reflecting the contents of such data room as of the Closing Date.  For the avoidance of doubt, nothing in this Agreement or any of the other Transaction Documents is intended to, nor shall it have the effect of, limiting or diminishing Buyer’s (or its Affiliates’ and their respective officers’, directors’, managers’, employees’, agents’, successors’ and assignees’) right to seek or obtain recovery under the R&W Insurance Policy.

Article 6
Covenants of Buyer

Section 6.01.Access.  After the Closing, upon request with reasonable advance notice, Buyer shall provide Seller reasonable access, during normal business hours, to the books and records that constitute Purchased Assets to the extent (x) reasonably required in connection with any Tax audit or other action by a Governmental Authority with respect to Seller’s ownership of the Purchased Assets prior to the Closing, (y) necessary to comply with Applicable Law or (z) related to the defense of a claim made by a third party (other than Buyer or any of its Affiliates); provided that (i) no such access or disclosure shall be permitted for a purpose related to a dispute or a potential dispute with or involving Buyer or any of its Affiliates, and (i) Buyer may restrict the foregoing access and disclosure to the extent such access or that disclosure would (A) result in the loss of attorney-client privilege or other legal immunity or protection from disclosure by any Person or (A) contravene any Applicable Law, Contract or other obligations of confidentiality (except that, prior to withholding any such access or information pursuant to this clause (ii), Buyer shall notify Seller in writing of the nature of the information being withheld and take any actions as may reasonably be requested by Seller to implement alternate arrangements (including entering into confidentiality agreements or joint defense agreements, redacting parts of documents or preparing “clean” summaries of information) in order to allow Seller access or information to the fullest extent reasonably practicable under the circumstances).  Any investigation pursuant to this Section 6.01 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Buyer or any of its Affiliates.  Seller shall bear all of the costs and expenses (excluding reimbursement for general overhead, salaries and employee benefits) incurred in connection with Seller’s exercise of its rights under this Section 6.01.

Section 6.02.R&W Insurance Policy.  (a) On or prior to the date of this Agreement, Buyer shall obtain a binding commitment from the R&W Insurer setting forth the terms and conditions of the R&W Insurer’s obligations to issue a representations and warranties insurance policy with respect to the representations or warranties of Seller under this Agreement (containing customary terms and conditions) to Buyer at Closing (the “R&W Insurance Policy”).  Such R&W Insurance Policy shall include terms to the effect that the R&W Insurer expressly waives its rights to bring any claim by way of subrogation, claim for contribution or otherwise, against Seller (other than with respect to fraud), and Seller and its Affiliates are intended third party beneficiaries of such waiver.  Seller will reasonably assist and cooperate with Buyer in its efforts to bind such R&W Insurance Policy.

(a)Buyer and Seller each acknowledges that it will pay (or pay contemporaneously with the Closing) 50% of the cost of the premium, underwriting fees, due diligence expenses and any other fees, costs or expenses incurred or to be incurred by Buyer in connection with procuring the R&W Insurance Policy (the “R&W Insurance Fees”).

Section 6.03.Financing.  (a) Buyer shall use its commercially reasonable efforts to arrange and obtain the Debt Financing on terms and conditions not less favorable than those described in the Debt Commitment Letter as promptly as practicable after the date hereof, including (but subject in all respects to Section 5.09) its commercially reasonable efforts to (i) maintain in effect the Debt Commitment Letter, (ii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contained in the Debt Commitment Letter (including any flex provisions) or on other terms no less favorable to Buyer, (iii) satisfy, or obtain a waiver thereof, on a timely basis all conditions applicable to Buyer in the Debt Commitment Letter that are within its control, (iv) assuming that all conditions contained in the Debt Commitment Letter have been satisfied, consummate the Debt Financing at or prior to the Closing and (v) enforce its rights under the Debt Commitment Letter; provided that, notwithstanding anything herein to the contrary, nothing in this clause (a) will limit the ability of Buyer to pursue the Debt Financing in any manner not otherwise prohibited by this Agreement.

(a)Without limiting the generality of the foregoing, Buyer shall give Seller prompt notice (x) of any material breach or material default by any party to the Debt Commitment Letter, in each case of which Buyer becomes aware and (y) of the receipt of any written notice or other written communication, in each case received from any Debt Financing Source with respect to any (1) material breach of Buyer’s obligations under the Debt Commitment Letter or any definitive agreements related to the Debt Financing, or actual default, termination or repudiation by any party to the Debt Commitment Letter or (2) material dispute between or among any parties to the Debt Commitment Letter or any definitive agreements related to the Debt Financing or any provisions of the Debt Commitment Letter, in each case, with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at Closing; provided that in no event shall Buyer be under any obligation to disclose any information pursuant to clauses (1) or (2) that would waive the protection of attorney-client or similar privilege if such party shall have used commercially reasonable efforts to disclose such information in a way that would not waive such privilege.

(b)Buyer shall have the right from time to time to amend, supplement, terminate or otherwise modify or waive its rights under the Debt Commitment Letter, including to (i) amend or terminate the Debt Commitment Letter in order to obtain alternative sources of financing in lieu of all or a portion of the Debt Financing, including in a private placement of securities pursuant to Rule 144A under the Securities Act, or (ii) add and appoint additional arrangers, bookrunners, underwriters, agents, lenders and similar entities, to provide for the assignment and reallocation of a portion of the financing commitments contained therein and to grant customary approval rights to such additional arrangers and other entities in connection with such appointments; provided that, no such amendment, supplement, termination, modification or waiver shall (A) reduce the aggregate amount of available Debt Financing to less than the amount required to consummate the transactions contemplated by this Agreement or (B) impose new or additional conditions precedent or expand upon the conditions precedent to the Debt Financing as set forth in the existing Debt Commitment Letter in a manner that would reasonably be expected to materially delay or prevent the Closing. For purposes of this Agreement (other than with respect to representations in this Agreement made by Buyer that speak as of the date hereof), references to the “Debt Commitment Letter” shall include such document as permitted or required by this Section 6.03(c) to be amended, restated, replaced, supplemented or otherwise modified or waived, in each case from and after such amendment, restatement, replacement, supplement or other modification or waiver and, for the avoidance of doubt, references to “Debt Financing” shall include, in whole or in part (as applicable), any replacement or substitute financing provided for thereunder.

(c)In the event that any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter (including any flex provisions) (other than as a result of Seller’s breach of any provision of this Agreement or failure to satisfy the conditions set forth in Section 10.02), Buyer shall use its commercially reasonable efforts to (A) arrange and obtain any such portion from alternative sources, on terms, taken as whole, that are no more adverse to Buyer (including after giving effect to any market flex provisions) or that are otherwise acceptable to Buyer (“Alternative Financing”), as promptly as practicable following the occurrence of such event and (B) provide Seller with a copy of the new financing commitment that provides for such Alternative Financing (the “Alternative Financing Commitment Letter”); provided that the terms of such Alternative Financing shall not (A) impose new or additional conditions precedent or expand upon the conditions precedent to the Debt Financing as set forth in the existing Debt Commitment Letter or (B) reduce the aggregate amount of available Debt Financing to less than the amount required to consummate the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Buyer be required to pay any fees or any interest rates applicable to the Debt Financing in excess of those contemplated by the Debt Commitment Letter as in effect on the date hereof (including any market flex provisions), or agree to any term (including any market flex term) less favorable to Buyer than such term contained in the Debt Commitment Letter as in effect on the date hereof. As applicable, references in this Agreement (other than with respect to representations in this Agreement made by Buyer that speak as of the date hereof) to (i) the Debt Financing shall include such Alternative Financing and (ii) to the Debt Commitment Letter shall include the Alternative Financing Commitment Letter. In furtherance of, and subject to the conditions set forth in, the provisions of this Section 6.03, the Debt Commitment Letter may be amended, restated, supplemented or otherwise modified or superseded at the option of Buyer after the date of this Agreement but prior to the Closing Date by instruments (the “New or Amended Debt Commitment Letter”) that either amend, amend and restate, or replace the existing Debt Commitment Letter or contemplate co-investment by or financing from one or more other or additional parties.  In such event, the term “Debt Commitment Letter” as used herein shall be deemed to include the Debt Commitment Letter that are not so superseded at the time in question and the New or Amended Debt Commitment Letter to the extent then in effect, and the term “Debt Financing” as used herein shall be deemed to include the debt financing contemplated by any such New or Amended Debt Commitment Letter.

Article 7
Covenants of the Parties

Section 7.01.Reasonable Commercial Efforts; Further Assurances.  (a) Subject to the terms and conditions of this Agreement, the Parties shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or desirable under Applicable Laws to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (i) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are reasonably necessary, proper or advisable to consummate the transactions contemplated by this Agreement.  Each of the Parties agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good and defensible title to the Purchased Assets.  Seller shall (and shall cause each of its Affiliates to) (A) assist Buyer (or its Affiliates) in obtaining such title insurance for the Clovis Facility as Buyer may require in its reasonable discretion including, for the avoidance of doubt, providing such affidavits, certificates or other documents or information as may be required by the issuer of such title insurance for the delivery of a final owner’s policy of title insurance in form and substance (including endorsements) reasonably acceptable to Buyer and (B) comply with its obligations pursuant to the Transaction Documents to which it is or is specified to be a party.

(a)In furtherance and not in limitation of the foregoing, each of Buyer and Seller shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 10 Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

Section 7.02.Certain Filings and Third-Party Consents.  (a) Each Party shall reasonably cooperate with the others in determining whether any action by or in respect of, or Filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Contracts, Permits or any other Purchased Assets, in connection with the consummation of the transactions contemplated by the Transaction Documents.  Promptly following the date hereof, the Parties shall use commercially reasonable efforts to make such Filings, furnish such information, provide such notices and obtain such third-party consents, waivers, amendments or novations, that are necessary or appropriate, in Buyer’s discretion, in connection with the consummation of the transactions contemplated by the Transaction Documents; provided, however, that, except as provided in the following sentence, no Party shall be required to (and, without Buyer’s prior written consent, Seller shall not) commence or participate in any Action, offer or grant any accommodation (financial or otherwise) or accept any amendment, conditions or obligations in connection therewith.  Notwithstanding the foregoing, at the written request of Buyer, Seller shall agree to take any of the actions described in the proviso to the preceding sentence to the extent such action is conditioned upon the occurrence of the Closing.  Any fees, costs or expenses, and the value of any accommodation or concessions, incurred or provided in connection with obtaining any consent, authorization or approval to be obtained or made in connection with the consummation of the transactions contemplated hereby shall be borne by Seller (and, to the extent initially borne by Buyer, shall be promptly reimbursed by Seller).

Section 7.03.Public Announcements.  Seller shall not, and shall cause its Affiliates not to, issue any press release or make any public statement with respect to any Transaction Documents or the transactions contemplated thereby without Buyer’s prior written consent; provided, that Seller shall be permitted to make such a public statement if required by Applicable Law, but shall (to the extent permitted by Applicable Law) provide Buyer with prompt written notice of any such required public statement and confer with Buyer concerning the timing and content of such required public statement before the same is made.

Section 7.04.Notice of Certain Events.  Seller shall promptly notify Buyer of: (i) any notice or other communication received by Seller (or any Affiliate thereof) (x) from any Person asserting that such Person’s consent is or may be required, or that such Person is or may be entitled to compensation or consideration, in connection with the transactions contemplated by any Transaction Document or (y) from a Governmental Authority, (ii) any Action commenced or threatened in writing or, to the Knowledge of Seller, orally, that (x) if pending on the date of this Agreement, would have been required to have been disclosed by Seller pursuant to this Agreement or (y) otherwise relate to this Agreement or the consummation of the transactions contemplated by the Transaction Documents, or (iii) any (y) inaccuracy of any representation or warranty contained in any Transaction Document or (iv) failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, in each case that would reasonably be expected to cause any of the conditions to any Party’s obligation to close set forth in Article 10 not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.04 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

Section 7.05.Wrong Pockets.  In the event that at any time, or from time to time, after the Closing, Seller on the one hand, or Buyer, on the other, or any of their respective Affiliates (including in the case of Seller, any Related Parties), shall receive or otherwise possess any asset (including cash) or any Liability that should belong to another Person pursuant to this Agreement, such Person shall promptly transfer, or cause to be transferred, such asset or Liability to the Person so entitled thereto or responsible therefor and such Person shall accept such asset or assume such Liability (for no additional consideration).  Prior to any such transfer in accordance with this Section 7.05, the Person receiving or possessing such asset or Liability shall, subject to Section 2.05, hold such asset or Liability in trust for the use and benefit and burden of such other Person entitled thereto or responsible therefore.

Section 7.06.Delivery of Post-Closing Correspondence.  Following the Closing, Seller shall promptly forward to Buyer any mail (including email) or other correspondence that Seller (or any Affiliate thereof) receives after the Closing Date that relates to the ownership, use or operation of the Purchased Assets, Assumed Liabilities, the Business or is otherwise intended for the owner of the Purchased Assets or the assets or properties of the Business.  For the period of two years following the Closing, Buyer shall promptly forward to Seller any mail (including electronic mail) and other correspondence that Buyer or any of its Affiliates receives after the Closing Date that relates to the Excluded Assets, the Excluded Liabilities or is otherwise intended for the owner of the Excluded Assets.

Article 8
Tax Matters

Section 8.01.Tax Cooperation.  Seller agrees to furnish or cause to be furnished to Buyer, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Business (including access to books and records) with respect to a Pre-Closing Tax Period as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any audit, claim, suit or proceeding relating to any Tax. Seller shall retain all books and records with respect to Taxes of Pre-Closing Tax Periods pertaining to the Purchased Assets for a period of at least six years following the Closing Date.

Section 8.02.Allocation of Taxes with Respect to Purchased Assets.  All real property Taxes, personal property Taxes and similar ad valorem obligations that are levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date and that are paid after the Closing Date (collectively, the “Apportioned Obligations”) shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period. Seller shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period.

Section 8.03.Transfer Taxes.  All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, deed (including with respect to the Clovis Deed), transfer and similar Taxes, levies, charges and fees (collectively, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be borne by Seller, except that Buyer will bear and pay to Seller one-half of such sales and use taxes prior to delinquency and Seller’s Liability for the sales and use tax portion of the Transfer Taxes pursuant to this Section 8.03 shall not exceed $175,000.00. Buyer and Seller shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation.

Section 8.04.Payment of Taxes.  Apportioned Obligations and Transfer Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by Applicable Law. The paying party shall be entitled to reimbursement from the non-paying party in accordance with Section 8.02 or Section 8.03; provided, that any reimbursement owed by Seller to Buyer in accordance with Section 8.02 in respect of Transfer Taxes shall be calculated net of the amount in respect of such Transfer Taxes taken into account in the determination of the Final Purchase Price. Upon payment of any Apportioned Obligation or Transfer Tax, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under Section 8.02 or Section 8.03, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed.  The non-paying party shall make such reimbursement promptly but in no event later than 10 days after the presentation of such statement.  Any payment not made within such time shall bear interest at the Prime Rate for each day until paid.

Article 9
Employee Benefits

Section 9.01.Employees and Offers of Employment. (a) Prior to the Closing Date, Buyer shall have extended, or shall have caused one of its Affiliates to extend, offers of employment to each Service Provider (excluding any Key Employees) listed on Section 9.01(a) of the Seller Disclosure Schedule (each, a “Business Employee”), subject to Buyer’s customary employee screening and onboarding procedures; provided that, with respect to any Business Employee who is, as of the Closing, on a leave of absence from his or her employment, other than a long-term leave of absence (each, an “On-Leave Business Employee”), Buyer shall not be required to extend (or cause to be extended) such On-Leave Business Employee an offer of employment unless and until such On-Leave Business Employee returns to active employment status within three months following the Closing Date; and provided, further, that Buyer shall not be required to extend (or cause to be extended) an offer of employment with respect to any

Business Employee who is, as of the Closing, on a long-term leave of absence. For the avoidance of doubt, until such time as an On-Leave Business Employee accepts Buyer’s offer of employment and returning to active status pursuant to this Section 9.01(a), Buyer shall not have any Liability with respect to such On-Leave Business Employee and Seller and its Affiliates shall retain any and all Liabilities with respect to such On-Leave Business Employee.  The Closing Date, or for each On-Leave Business Employee who commences employment with Buyer or its Affiliate after the Closing Date, such later date when such On-Leave Business Employee commences such employment, is hereinafter referred to as the “Transfer Date.”

(a)Seller shall (i) reasonably cooperate with Buyer and its Affiliates to facilitate the consideration by Buyer of each Business Employee for employment with Buyer or one of its Affiliates, (i) to the extent permitted by Applicable Law, provide such Business Employee information as reasonably requested by Buyer in connection with such consideration and (i) provide Buyer and its Affiliates with reasonable access to each such Business Employee to enable Buyer and its Affiliates to discuss the potential employment of such Business Employee with Buyer and its Affiliates.  Seller shall not interfere with any attempt by Buyer or any of its Affiliates to employ any Business Employee, including by discouraging any Business Employee from accepting an offer of employment with Buyer or any of its Affiliates or by making a competing offer or by any other action reasonably expected to dissuade any Business Employee from accepting any such offer of employment.  In addition, Seller shall not (and shall cause its Subsidiaries not to) enforce against any Business Employee any non-competition, non-solicitation or similar contractual obligations or forfeiture provisions that would restrict or prohibit such Business Employee from accepting or commencing employment with Buyer or its Affiliates.  Each Business Employee who accepts or is deemed by Applicable Law to have accepted an offer of employment and commences active employment with Buyer or any of its Affiliates shall be referred to herein as a “New Buyer Employee.” Each such offer of employment shall conform to the requirements of Section 9.01(c) and, unless otherwise agreed by the Parties, shall (i) be (x) for a position that is comparable to the type of position held by the relevant Business Employee as of or during the three months prior to the Closing and (y) at the same general geographic work location applicable to such Business Employee immediately prior to the Closing.

(b)Buyer shall, or shall cause one of its Affiliates to, provide each New Buyer Employee with, for a period of not less than 12 months following the New Buyer Employee’s Transfer Date (or such shorter period during which the New Buyer Employee is employed with Buyer or its Affiliates), (i) a base salary or wage rate and (ii) employee benefits (other than equity, equity-based or phantom equity compensation, pension benefits, retiree medical or other  retiree welfare benefits, retention, change in control or transaction-based compensation or severance pay or benefits) that, in each case, are substantially comparable in the aggregate to those provided to similarly situated employees of Buyer (or any Affiliate of Buyer).

(c)Prior to the date of each New Buyer Employee’s commencement of employment with Buyer or an Affiliate of Buyer pursuant to an employment offer made under Section 9.01(a), Seller shall pay, or cause to be paid, to such New Buyer Employee any earned but unpaid annual incentive compensation under Seller’s incentive arrangements (which arrangements shall not constitute Transferred Plans) with respect to the portion of the 2021 calendar year preceding the Closing Date, computed based on the applicable target incentive amount for the New Buyer Employee under Seller’s incentive arrangements in effect as of immediately prior to the Closing.

(d)On or promptly following the Closing Date, all paid time off and sick leave accrued and unused by each New Buyer Employee that is set forth on Section 9.01(e) of the Seller Disclosure Schedule (which schedule may be updated up to five days prior to the Closing Date), shall carry over and be available for use by such New Buyer Employee as an employee of Buyer following the Closing Date.

(e)Except as otherwise expressly provided herein, Seller and its Affiliates will retain all liabilities and obligations under Employee Plans and no assets or liabilities of any Employee Plan will be transferred to any employee benefit plan maintained by Buyer and no New Buyer Employee shall accrue any benefits under any Employee Plans in respect of service with Buyer or any of its Affiliates after such employee’s Transfer Date.  Notwithstanding the foregoing, Seller and its Affiliates shall transfer to Buyer the Employee Plans set forth in Section 9.01(f) of the Seller Disclosure Schedule (the “Transferred Plans”) and any assets reasonably related thereto, and Buyer shall assume, and fully and timely satisfy all obligations under such Transferred Plans.

(f)Seller and its Affiliates shall remain responsible for all obligations, Liabilities and commitments in respect of severance, accrued paid time off, sick leave benefits or other separation benefits (including claims for wrongful dismissal, notice of termination of employment or pay in lieu of notice) (the “Termination Costs”) arising out of, relating to or in connection with (i) any Service Provider who is not a Business Employee, and (ii) any Business Employee who declines an offer of employment made in accordance with Section 9.01(a) or is refused an offer of employment due to failure to satisfy Buyer’s customary employee screening and onboarding procedures; provided that, with respect to any Business Employee who does not receive an offer of employment in accordance with Section 9.01(a) other than due to a failure to satisfy Buyer’s customary employee screening and onboarding procedures, Buyer shall be responsible for all Termination Costs with respect to such Business Employee.

(g)Provided that Buyer complies with this Article 9, Seller agrees (i) Buyer shall not incur any Liability under WARN as a result of Buyer not employing any Person, (ii) all such Liabilities under the WARN, if any, which Buyer may incur on or after the Closing Date in connection with the transactions contemplated by this Agreement shall constitute Excluded Liabilities pursuant to Section 2.04(d) and (iii) to take whatever action may be necessary or appropriate for Buyer not to incur any such Liabilities under the WARN in connection with the transactions contemplated by this Agreement.

(h)It is understood and agreed that Buyer’s current intention to extend offers of employment to Business Employees as set forth in this Section 9.01 shall not constitute any commitment, contract or understanding (express or implied) of any obligation on the part of Buyer or any of its Affiliates to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that such Person may establish pursuant to individual offers of employment; and any such employment offered by such Person is “at will” and may be terminated by any Person at any time for any reason (subject to Applicable Law and any written commitments to the contrary made by such Persons).  Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer or any of its Affiliates to terminate, reassign, promote or demote any of the New Buyer Employees after the Closing Date or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

Section 9.02.Necessary Action and Cooperation.  The Parties agree to take all action incumbent upon Buyer or Seller, as applicable, or cause such action to be taken, which may be reasonably necessary for such Parties to effectuate the transactions contemplated by this Article 9 and the transfers of employment of the New Buyer Employees pursuant to Section 9.01.

Section 9.03.No Third-Party Beneficiaries.  Without limiting the generality of Section 13.09, no provision of this Article 9 shall (a) be treated as an amendment of, undertaking to amend any benefit plan, (a) obligate any Party to retain the employment of any particular employee or (a) confer any rights or benefits on any third-party beneficiary or create any third-party beneficiary or other rights in any current or former employee, independent contractor or other Service Provider (including any beneficiary or dependent thereof) of Seller (or any Affiliate thereof) in respect of continued employment (or resumed employment) with Buyer or any of its Affiliates and no provision of this Article 9 shall create any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan (including any Transferred Employee Plan) or any plan or arrangement that may be established by Buyer or any of its Affiliates.  No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of any Party or any of their respective Affiliates.

Article 10
Conditions to Closing

Section 10.01.Conditions to Obligations of Buyer.  The obligation of Buyer to consummate the Closing is subject to the satisfaction (or, to the extent permitted under Applicable Law, waiver in writing by Buyer) of the following conditions:

(a)Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date and shall have delivered, or shall deliver at the Closing, all deliverables required by Section 2.07(b)(ii).

(b)(i) The representations and warranties of Seller that are Fundamental Representations shall be true and correct in all material respects and (ii) the other representations and warranties of Seller contained in this Agreement shall be true and correct except, in the case of this clause (ii), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, in the case of each of clauses (i)-(ii), as of the Closing Date as if made at and as of such date (other than such representations and warranties that by their terms address matters only as of another specified time, which need be true only as of such time); provided that, for purposes of this Section 10.01(b), all materiality, Material Adverse Effect and similar qualifications contained in such representations and warranties shall be disregarded.

(c)Since the date hereof, there shall not have occurred any event, occurrence, revelation or development of a state of circumstances or facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(d)Buyer shall have received a certificate duly executed by an executive officer of Seller certifying as to the satisfaction of the conditions set forth in Section 10.01(a), Section 10.01(b) and Section 10.01(c).

(e)Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

(f)No provision of any Applicable Law shall restrain, enjoin or otherwise prohibit the consummation of the Closing.

(g)Buyer shall have received all consents necessary to the assignment or transfer of the Contracts set forth on Section 10.01(g) of the Seller Disclosure Schedule.

(h)Buyer shall have entered into a Contract with Maverick Freight Brokers LLC with respect to the provision of services to the Business, to be effective as of the Closing and in a form reasonably acceptable to Buyer.

(i)Buyer shall have received a counterpart to that certain Transition Consulting Agreement by and between Buyer and John Maloney, to be entered into at Closing, duly executed by John Maloney.

(j)Buyer shall have received evidence that the Tail Policies have been fully paid and are in effect.

Section 10.02.Conditions to Obligations of Seller.  The obligation of Seller to consummate the Closing is subject to the satisfaction (or, to the extent permitted under Applicable Law, waiver in writing by Seller) of the following conditions:

(a)(i) The representations and warranties of Buyer that are Fundamental Representations shall be true and correct in all material respects and (i) the other representations and warranties of Buyer contained in this Agreement shall be true and correct except, in the case of this clause (a), as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate the transactions contemplated by, or perform its obligations under, the Transaction Documents, in the case of each of clauses (i)-(ii), as of the Closing Date as if made as of such date (other than such representations and warranties that by their terms address matters only as of another specified time, which need be true only as of such time); provided that, for purposes of this Section 10.02(a), all materiality and similar qualifications contained in such representations and warranties shall be disregarded.

(b)Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it prior to the Closing.

(c)Seller shall have received a certificate duly executed by an authorized officer of Buyer certifying as to the satisfaction of the conditions set forth in Section 10.02(a) and Section 10.02(b).

Article 11
Indemnification

Section 11.01.Survival.  The representations and warranties of the Parties contained in this Agreement shall not survive the Closing.  The covenants and agreements of the Parties contained in this Agreement shall survive the Closing indefinitely or for the shorter period expressly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely (or until the latest date permitted by Applicable Law, giving effect to any waiver or extension of any statutes of limitations).  Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences if, prior to such time, notice of the inaccuracy or breach thereof giving rise to such right of indemnification shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 11.02.Indemnification.  (a) Subject to the limitations set forth in this Article 11, effective at and after the Closing, Seller hereby indemnifies Buyer and its Affiliates, their respective Representatives and their respective successors and assignees (the “Buyer Indemnified Parties”) against and agrees to hold each of them harmless from any and all damages, losses, credits or attributes, Liabilities, fines, penalties, claims, forfeitures, Actions, diminution in value, lost profits, fees, costs and expenses (including reasonable expenses of investigations and attorneys’ fees and expenses in connection with any Action) (“Damages”), incurred or suffered by any of the Buyer Indemnified Parties arising out of, resulting from or relating to: (i) any breach or default in the performance of any covenant or other agreement made or to be performed by Seller pursuant to any Transaction Document; (i) any Excluded Assets or Excluded Liability (including, for the avoidance of doubt, in respect of any Person seeking to impose any Excluded Liability on any of the Buyer Indemnified Parties or any of their Affiliates based upon any theory of successor liability or based upon any claim of fraudulent transfer or any other claim alleging that the consideration paid in connection with the consummation of the transactions contemplated hereby is insufficient for any reason); (i) the ownership or operation of the Purchased Assets or the Business prior to the Closing; (i) the conduct or activities of any business of Seller (including any divested or discontinued business), other than the Business as conducted by Buyer after the Closing; (i) any Action by or on behalf of any current or former equityholder, Related Party of Seller, or any other owner of any ownership interest in, Seller (or any Affiliate thereof), successors or assigns regarding any Transaction Document or the transactions contemplated thereby; or (i) any Indebtedness or Seller Transaction Expenses.

(a)Subject to the limitations set forth in this Article 11, effective at and after the Closing, Buyer hereby indemnifies Seller and its Affiliates, their respective Representatives and their respective successors and assignees (the “Seller Indemnified Parties”) against and agrees to hold each of them harmless from any and all Damages incurred or suffered by any of the Seller Indemnified Parties arising out of, resulting from or relating to: (i) any breach or default in the performance of any covenant or other agreement made or to be performed by Buyer pursuant to any Transaction Document, (i) any Assumed Liability, (iii) Buyer’s ownership and operation of the Business and the Purchased Assets by the Buyer or any Buyer Affiliate after the Closing (except for those matters for which the Seller has agreed to indemnify the Buyer Indemnified Parties, and for matters arising out of, resulting from or relating to, the failure of any representation or warranty of the Seller set forth in this Agreement to be true and correct as of the date hereof and as of the Closing Date, determined in each case without giving effect to any limitations on such indemnity obligations set forth in this Article XI) or (iv) the matters set forth on Section 11.02(b) of the Seller Disclosure Schedule.

(b)Notwithstanding anything to the contrary contained herein, the Buyer Indemnified Parties shall be entitled to recover, at their election, any Damages that are indemnifiable pursuant to Section 11.02 either (i) directly from Seller or (ii) by permanently setting-off (and reducing) the amount of any Earn-Out Amount (or other payment) that may become payable pursuant to any Transaction Document.

Section 11.03.Third-Party Claim Procedures.  (a) The party seeking indemnification under Section 11.02 (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any Action by any third party (including any Tax audit or administrative or judicial proceeding relating to Taxes) (“Third-Party Claim”) in respect of which indemnity may be sought under Section 11.02.  Such notice shall set forth in reasonable detail such Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party).  The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially prejudiced the Indemnifying Party.

(a)The Indemnifying Party shall be entitled to participate in the defense of any Third-Party Claim and, subject to the limitations set forth in this Section 11.03, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense. If the Indemnifying Party desires to assume the control of the defense of any Third-Party Claim in accordance with the provisions of this Section 11.03, the Indemnifying Party shall give written notice to the Indemnified Party within 15 days after the Indemnified Party has given written notice to the Indemnifying Party of the Third-Party Claim.  If such notice is timely given, the Indemnifying Party shall be entitled to control and appoint lead counsel for such defense so long as (i) the Third-Party Claim involves only a claim for monetary damages and not any claim for an order, injunction or other equitable relief or relief for other than monetary damages against any Indemnified Party, (i) the Indemnifying Party timely provides the Indemnified Party with (x) evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder and (y) a statement that, based on the facts set forth in the notice required by Section 11.03(a), the Indemnifying Party would have an indemnity obligation for the Damages resulting from such Third-Party Claim and (i) the Indemnifying Party is vigorously prosecuting or defending the Third-Party Claim.

(b)If the Indemnifying Party is controlling the defense of a Third-Party Claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement, compromise or discharge of such Third-Party Claim; provided that the Indemnified Party’s consent shall not be unreasonably withheld, conditioned or delayed if the settlement, compromise or discharge, by its express terms, (i) obligates the Indemnifying Party to pay the full amount of the Damages in connection with such Third-Party Claim and the Indemnifying Party has the financial ability to pay the full amount of such Damages, (i) is for money damages only, and does not impose injunctive or equitable relief or require an admission or finding of liability or wrongdoing and (i) contains a full and unconditional release of all Indemnified Parties potentially affected by the Third-Party Claim.

(c)If the Indemnifying Party does not timely deliver the notice contemplated by Section 11.03(a), or if such notice is given on a timely basis but any of the other conditions in this Section 11.03 are unsatisfied, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third-Party Claim.  Notwithstanding anything in this Section 11.03 to the contrary, whether or not the Indemnifying Party controls the defense of a Third-Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the Indemnified Party may admit liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent so long as the Indemnified Party releases, to the reasonable satisfaction of the Indemnifying Party, any claims to indemnification with respect to such Third-Party Claim pursuant to this Article 11.

(d)In circumstances where the Indemnifying Party is controlling the defense of a Third-Party Claim, the Indemnified Party shall be entitled to participate in the defense of any Third-Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel incurred by the Indemnified Party after such time as the Indemnifying Party assumed control pursuant to Section 11.03(b) shall be borne by the Indemnified Party; provided that, notwithstanding the foregoing, the Indemnifying Party shall pay the fees and expenses of such separate counsel (i) incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third-Party Claim or during any period in which the Indemnifying party ceases to be eligible to maintain control of the defense of the Third-Party Claim, in either case as provided in this Section 11.03 or (i) if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest (including if any counsel chosen by the Indemnifying Party requests a conflict wavier or other waiver from the Indemnified Party with respect to such matter) or there may be one or more defenses or claims available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party and that could be adverse to the Indemnifying Party.

(e)Each of the Indemnifying Party and the Indemnified Party shall cooperate, and cause its respective Affiliates to cooperate, in the defense or prosecution of any Third-Party Claim and shall promptly furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 11.04.Direct Claim Procedures.  In the event an Indemnified Party has a claim for indemnity under Section 11.02 against an Indemnifying Party that does not involve a Third-

Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party.  Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party).  The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually materially prejudiced the Indemnifying Party.  If the Indemnifying Party does not notify the Indemnified Party within 30 days following the receipt of a notice with respect to any such claim that the Indemnifying Party disputes its indemnity obligation to the Indemnified Party for any Damages with respect to such claim, such Damages shall be conclusively deemed a Liability of the Indemnifying Party and the Indemnifying Party shall promptly pay to the Indemnified Party any and all Damages arising out of such claim.  If the Indemnifying Party has timely disputed its indemnity obligation for any Damages with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 13.07.

Section 11.05.Calculation of Damages.  The amount of any Damages payable under Section 11.02 by the Indemnifying Party shall be net of any amounts actually recovered by the Indemnified Party under applicable insurance policies, or from any other Person alleged to be responsible therefor.  If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount, but, in the case of amounts received under applicable insurance policies, only to the extent such payments, together with all similar amounts previously received, are in excess of the aggregate deductibles or retentions under such insurance policies.

Section 11.06.Mitigation.  Each Party shall take commercially reasonable steps to mitigate its Damages after becoming aware of any event or condition that would reasonably be expected to give rise to any Damages; provided that in no event shall Buyer or any of its Affiliates be required to institute any Action against any Person.

Section 11.07.Exclusive Remedy.  Without limiting any claims arising out of the other Transaction Documents, after the Closing, except (a) as otherwise provided in this Agreement (including the provisions of this Agreement that provide for remedies including injunctive relief and specific performance), (b) for any rights or remedies that Buyer or any of its Affiliates may have under the R&W Insurance Policy or (c) with respect to claims for Fraud or intentional misrepresentation, the sole and exclusive recourse of any Damages or claim for Damages under this Agreement shall be the indemnity set forth in this Article 11.

Section 11.08.Tax Treatment of Indemnification.  The Parties agree to treat any indemnity payment made pursuant to this Article 11 as an adjustment to the Purchase Price except as otherwise required by Applicable Law.

Article 12
Termination

Section 12.01.Grounds for Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)by mutual written agreement of Seller and Buyer;

(b)by Buyer or Seller, if the Closing has not occurred on or before 11:59 p.m., Fresno time, December 31, 2021 (the “End Date”);

(c)by either Seller or Buyer if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction or if any Applicable Law restrains, enjoins or otherwise prohibits the consummation of the Closing;

(d)by Buyer, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Seller set forth in this Agreement shall have occurred that would cause any condition set forth in Section 10.01 not to be satisfied and such condition is incapable of being satisfied by the End Date or, if curable, is not cured by Seller within 30 days of receipt by Seller of written notice of such breach or failure; or

(e)by Seller, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 10.02 not to be satisfied and such condition is incapable of being satisfied by the End Date or, if curable, is not cured by Buyer within 30 days of receipt by Buyer of written notice of such breach or failure.

The Party desiring to terminate this Agreement pursuant to this Section 12.01 (other than pursuant to Section 12.01(a)) shall give written notice of such termination to the other parties in accordance with Section 13.01.

Section 12.02.Effect of Termination.  If this Agreement is terminated as permitted by Section 12.01, such termination shall be without Liability of any Party (or any stockholder, director, officer, employee, agent, consultant or Representative of such party) to any other Party (or any stockholder, director, officer, employee, agent, consultant or Representative of such party); provided that the termination of this Agreement shall not relieve or release any Person from any Liability arising out of its willful and intentional breach under this Agreement or any Fraud.  The provisions of this Section 12.02, Article 1 and Article 13 shall survive any termination hereof pursuant to Section 12.01.

Article 13
Miscellaneous

Section 13.01.Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including email transmission; provided that, in the case of email, either receipt of such email is acknowledged by the applicable recipient or a confirmatory hardcopy is sent without undue delay by an internationally recognized courier service) and shall be given:

if to Buyer, to:

WWS Acquisition, LLC

c/o PGT Innovations, Inc.

1070 Technology Drive

N. Venice, FL 34275

Attention: General Counsel

Email: rquinn@pgtinnovations.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: Evan Rosen
Email: evan.rosen@davispolk.com

if to Seller, to:

Anlin Industries
553 Rio View Circle
Fresno, California  93711

Attention: John J. Maloney
Email: jjmaloney06@yahoo.com

and

Jonathan R. Chessum
1254 E. La France Drive
Fresno, California  93720
Email: jonchessum@gmail.com

with a copy (which shall not constitute notice) to:

Sullivan McGregor & Doerr LLP
5200 N. Palm Avenue, Suite 404
Fresno, California 93704
Attention: John J. McGregor
Email: jmcgregor@smdlawgroup.com

or such other address or email address as such Party may hereafter specify for the purpose by notice to the other Parties.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 13.02.Amendments and Waivers.  (a) No amendment of any provision of this Agreement shall be valid unless the amendment is in writing and signed by Buyer and Seller; provided that, with respect to any amendment of this Section 13.02, Section 13.05, Section 13.06, Section 13.07, Section 13.08 and Section 13.09 (and any provision of this Agreement to the extent an amendment of such provision would modify the substance of any of the foregoing provisions) that is adverse to any Debt Financing Source Related Party, the prior written consent of the relevant adversely affected Debt Financing Source shall be required before any such amendment or modification may become effective.  No waiver of any provision of this Agreement shall be valid unless the waiver is in writing and signed by the waiving parties; provided that, with respect to any waiver of this Section 13.02, Section 13.05, Section 13.06, Section 13.07, Section 13.08 and Section 13.09 (and any provision of this Agreement to the extent a waiver of such provision would modify the substance of any of the foregoing provisions) that is adverse to any Debt Financing Source Related Party, the prior written consent of the relevant adversely affected Debt Financing Source shall be required before any such waiver may become effective.

(a)No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Subject to Section 11.07, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 13.03.Disclosure Schedule References.  The Parties agree that any reference in a particular Section of the Seller Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties (or covenants, as applicable) of Seller that are contained in the corresponding Section of this Agreement and, solely in the case of any reference in a particular Section of Article 3 or Article 4 of the Seller Disclosure Schedule, an exception to any other representation or warranty of Seller that is contained in this Agreement where the relevance of that reference as an exception to such representation or warranty would be readily apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

Section 13.04.Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with the Transaction Documents shall be paid by the party incurring such cost or expense.

Section 13.05.Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party; except that Buyer may transfer or assign all or any portion of its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its Affiliates at any time and (i) after the Closing, to any Person; provided that no such transfer or assignment will relieve the assigning Person of its obligations hereunder or enlarge, alter or change any obligation of any other Party or due to such party.  For the avoidance of doubt, Buyer may transfer or assign its rights and obligations under this Agreement (including as collateral security or otherwise), without any consent required by any Party, to any Person which is or becomes a lender (or other financing source) to Buyer or any of its Affiliates.

Section 13.06.GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF SUCH STATE; provided, however, that in any suit, action or proceeding brought against any Debt Financing Source RELATED PARTY in accordance with Section 13.07, the foregoing shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 13.07.Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Superior Court of the State of California in and for Los Angeles County and any state appellate court therefrom located within the State of California (or, if the Los Angeles Superior Court declines to accept jurisdiction over a particular matter, the United States District Court for the Central District of California sitting in Los Angeles County), so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of California, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereto agrees that it will not bring any suit, action or proceeding, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source Related Party in any way relating to this Agreement, the Debt Financing or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under Applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York sitting in New York County (and appellate courts thereof), and makes the agreements, waivers and consents set forth in the foregoing sentences of this Section 13.07 mutatis mutandis but with respect to the courts specified in this sentence. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 13.01 shall be deemed effective service of process on such Party.

Section 13.08.WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE

DEBT COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY (including any such legal proceeding against or involving any Debt Financing Source Related Party).

Section 13.09.Counterparts; Effectiveness; Third-Party Beneficiaries.  This Agreement may be signed in any number of counterparts (including by electronic means) with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties.  Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  Except as set forth in Section 12.02 and Section 13.13, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns; provided that the Debt Financing Source Related Parties shall be intended third-party beneficiaries of, and may enforce, Section 13.02, Section 13.05, Section 13.06, Section 13.07, Section 13.08 and this Section 13.09.

Section 13.10.Entire Agreement.  This Agreement and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 13.11.Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 13.12.Specific Performance.  Each party to this Agreement acknowledges and agrees that the other Parties would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Therefore, notwithstanding anything to the contrary set forth in this Agreement, each party to this Agreement hereby agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement and/or specific performance by any other Party under this Agreement, and each Party hereby agrees to waive the defense (and not to interpose as a defense or in opposition) in any such suit that the other Parties have an adequate remedy at law, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief; provided that, for the avoidance of doubt, in no event shall Seller or any Related Party thereof be entitled to, or permitted to seek, specific performance in respect of any Debt Financing Sources, and nor shall there be any right of Seller or any Related Party thereof or any obligation of Buyer or any Related Party thereof to enforce specifically any of its or their respective rights under the Debt Commitment Letter or any other agreements relating to the Debt Financing.  The equitable remedies described in this Section 13.12 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the Parties to this Agreement may elect to pursue.

Section 13.13.Seller Release.  Effective as of the Closing, Seller, on behalf of itself and each of its Affiliates, successors and assigns (each a “Releasing Party”), forever waives, releases, remises and discharges Buyer (and its direct and indirect equityholders), its predecessors, successors and Affiliates and, in their capacities as such, the equityholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans of the foregoing (the “Released Parties”) from any Action or Liability that any Releasing Party may currently have, or may have in the future, (i) arising prior to, on or after the Closing Date (so long as the facts, circumstances, actions, omissions and/or events giving rise to such Action or Liability (x) occurred on or prior to the Closing or (y) occurred after the Closing but were substantially similar to, or were a continuation of, facts, circumstances, actions, omissions and/or events that occurred on or prior to the Closing) relating to the Business or the Purchased Assets or any direct or indirect ownership therein or operation thereof or (i) relating to the approval or consummation of the transactions contemplated by any Transaction Document or any other Contract contemplated therein, including any alleged breach of any duty by any officer, manager, director, equityholder or other owner of ownership interests of Seller (or any Affiliate thereof), except for the Releasing Parties’ express rights pursuant to any other Transaction Document to which it is a party (collectively, subject to such exceptions, the “Released Claims”).  Seller, on behalf of itself and the other Releasing Parties, (i) represents that it has not assigned or transferred or purported to assign or transfer to any Person all or any part of, or any interest in, any Action or Liability of any nature, character or description whatsoever, which is or which purports to be released or discharged by this Section 13.13 and (ii) acknowledges that the Releasing Parties may hereafter discover facts other than or different from those that they know or believe to be true with respect to the subject matter of the Released Claims, but it hereby expressly agrees that, as of the Closing, it (on behalf of itself and the other Releasing Parties) shall have waived and fully, finally and forever settled and released any known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent claim with respect to the Released Claims, whether or not concealed or hidden, without regard to the subsequent discovery or existence of such different or additional facts.  Seller (on behalf of itself and the other Releasing Parties) hereby acknowledges and agrees that if, after the Closing, Seller or any of its other Releasing Parties should make any claim or demand or commence or threaten to commence any Action against any Released Party with respect to any Released Claim, this Section 13.13 may be raised as a complete bar to any such Action, and the applicable Released Party may recover from Seller or its other Releasing Parties all costs incurred in connection with such Action, including attorneys’ fees.  Without limiting the generality of the foregoing, Seller hereby waives the application of any provision of Applicable Law, including California Civil Code Section 1542, that purports to limit the scope of a general release. Section 1542 of the California Civil Code provides: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

Section 13.14.Guaranty.  Guarantor hereby guarantees, absolutely and unconditionally, the prompt performance by Buyer of its obligations hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BUYER: Western Window Holding LLC, a Delaware limited liability company
By:	/s/ Mike Wothe
Name:Mike Wothe
Title:President
GUARANTOR: PGT Innovations, Inc., a Delaware corporation
By:	/s/ Jeffrey T. Jackson
Name:Jeffrey T. Jackson
Title:President and Chief Executive Officer

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SELLER: Anlin Industries, a California corporation
By:	/s/ John J. Maloney
Name:John J. Maloney
Title:President